                                 EXHIBIT 4(f)

______________________________________________________________________________

______________________________________________________________________________




               FIRST AMENDED AND RESTATED CREDIT AGREEMENT



                               by and among



                             EDO CORPORATION


                       THE SIGNATORY BANKS HERETO,


                                   AND


                          THE BANK OF NEW YORK,

                                 AS AGENT




                             ________________

                               $15,000,000

                            _________________





                        Dated as of March 3, 1994




______________________________________________________________________________

______________________________________________________________________________

                               TABLE OF CONTENTS


1. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1. Defined Terms.  . . . . . . . . . . . . . . . . . . .   1
     1.2. Other Definitional Provisions.  . . . . . . . . . . .  17

2. AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT  . . . . . .  18
     2.1. Loans.  . . . . . . . . . . . . . . . . . . . . . . .  18
     2.2. Notes.  . . . . . . . . . . . . . . . . . . . . . . .  18
     2.3. Procedure for Borrowing.  . . . . . . . . . . . . . .  19
     2.4. Termination or Reduction of Commitments.  . . . . . .  20
     2.5. Prepayments of the Loans. . . . . . . . . . . . . . .  20
     2.6. Intentionally Omitted.  . . . . . . . . . . . . . . .  21
     2.7. Interest Rates and Payment Dates. . . . . . . . . . .  21
     2.8. Letter of Credit Sub-Facility.  . . . . . . . . . . .  22
     2.9. Letter of Credit Participation and Funding
          Commitments.  . . . . . . . . . . . . . . . . . . . .  24
     2.10. Absolute Obligation with respect to Letter of
           Credit Payments. . . . . . . . . . . . . . . . . . .  25
     2.11. Increased Costs Based on Letters of Credit.  . . . .  26
     2.12. Intentionally Omitted. . . . . . . . . . . . . . . .  26
     2.13. Taxes; Net Payments. . . . . . . . . . . . . . . . .  26
     2.14. Intentionally Omitted. . . . . . . . . . . . . . . .  27
     2.15. Intentionally Omitted. . . . . . . . . . . . . . . .  27
     2.16. Intentionally Omitted. . . . . . . . . . . . . . . .  27
     2.17. Intentionally Omitted. . . . . . . . . . . . . . . .  27
     2.18. Use of Proceeds. . . . . . . . . . . . . . . . . . .  27
     2.19. Capital Adequacy.  . . . . . . . . . . . . . . . . .  27
     2.20. Transaction Record.  . . . . . . . . . . . . . . . .  28

3. FEES; PAYMENTS . . . . . . . . . . . . . . . . . . . . . . .  28
     3.1. Commitment Fee. . . . . . . . . . . . . . . . . . . .  28
     3.2. Facility Fee. . . . . . . . . . . . . . . . . . . . .  29
     3.3. Agent's Fee.  . . . . . . . . . . . . . . . . . . . .  29
     3.4. Letter of Credit Commissions. . . . . . . . . . . . .  29
     3.5. Pro Rata Treatment and Application of Payments. . . .  29

4. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .  30
     4.1. Subsidiaries. . . . . . . . . . . . . . . . . . . . .  30
     4.2. Corporate Existence and Power.  . . . . . . . . . . .  30
     4.3. Corporate Authority.  . . . . . . . . . . . . . . . .  31
     4.4. Binding Agreement.  . . . . . . . . . . . . . . . . .  31
     4.5. Litigation. . . . . . . . . . . . . . . . . . . . . .  31
     4.6. No Conflicting Agreements.  . . . . . . . . . . . . .  32
     4.7. Taxes.  . . . . . . . . . . . . . . . . . . . . . . .  32
     4.8. Compliance with Applicable Laws.  . . . . . . . . . .  32
     4.9. Governmental Regulations. . . . . . . . . . . . . . .  33
     4.10. Property.  . . . . . . . . . . . . . . . . . . . . .  33
     4.11. Federal Reserve Regulations; Use of Loan Proceeds. .  33
     4.12. Plans. . . . . . . . . . . . . . . . . . . . . . . .  33
     4.13. Financial Statements.  . . . . . . . . . . . . . . .  34

     4.14. Environmental Matters. . . . . . . . . . . . . . . .  34
     4.15. Franchises, Intellectual Property, Etc.  . . . . . .  35
     4.16. Labor Relations. . . . . . . . . . . . . . . . . . .  35
     4.17. Status as Senior Indebtedness. . . . . . . . . . . .  35
     4.18. Brazilian Letter of Credit.  . . . . . . . . . . . .  36

5. CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . .  36
     5.1. Evidence of Corporate Action. . . . . . . . . . . . .  36
     5.2. Notes.  . . . . . . . . . . . . . . . . . . . . . . .  36
     5.3. ESOP Guaranty Amendment.  . . . . . . . . . . . . . .  36
     5.4. Compliance. . . . . . . . . . . . . . . . . . . . . .  36
     5.5. Intentionally Omitted.  . . . . . . . . . . . . . . .  37
     5.6. Facility Fee. . . . . . . . . . . . . . . . . . . . .  37
     5.7. Fees of Special Counsel.  . . . . . . . . . . . . . .  37
     5.8. Opinion of Counsel to the Company.  . . . . . . . . .  37
     5.9. Opinion of Special Counsel. . . . . . . . . . . . . .  37
     5.10. Collateral.  . . . . . . . . . . . . . . . . . . . .  37
     5.11. Other Documents. . . . . . . . . . . . . . . . . . .  37

6. CONDITIONS OF LENDING - ALL LOANS AND LETTERS OF CREDIT. . .  37
     6.1. Compliance. . . . . . . . . . . . . . . . . . . . . .  38
     6.2. Loan Closings.  . . . . . . . . . . . . . . . . . . .  38
     6.3. Borrowing Request.  . . . . . . . . . . . . . . . . .  38

7. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . .  38
     7.1. Financial Statements. . . . . . . . . . . . . . . . .  38
     7.2. Certificates; Other Information.  . . . . . . . . . .  40
     7.3. Legal Existence.  . . . . . . . . . . . . . . . . . .  41
     7.4. Taxes.  . . . . . . . . . . . . . . . . . . . . . . .  42
     7.5. Insurance.  . . . . . . . . . . . . . . . . . . . . .  42
     7.6. Payment of Indebtedness and Performance of
          Obligations.  . . . . . . . . . . . . . . . . . . . .  42
     7.7. Condition of Property.  . . . . . . . . . . . . . . .  43
     7.8. Observance of Legal Requirements. . . . . . . . . . .  43
     7.9. Inspection of Property; Books and Records;
          Discussions.  . . . . . . . . . . . . . . . . . . . .  43
     7.10. Environmental Matters. . . . . . . . . . . . . . . .  43
     7.11. Licenses, Etc. . . . . . . . . . . . . . . . . . . .  44
     7.12. Significant Subsidiaries.  . . . . . . . . . . . . .  44
     7.13. Audit Report.  . . . . . . . . . . . . . . . . . . .  44

8. NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .  44
     8.1. Borrowing.  . . . . . . . . . . . . . . . . . . . . .  45
     8.2. Liens.  . . . . . . . . . . . . . . . . . . . . . . .  45
     8.3. Merger and Acquisition or Sale of Property. . . . . .  46
     8.4. Dividends; Purchase of Stock and Subordinated Debt. .  46
     8.5. Investments, Loans, Etc.  . . . . . . . . . . . . . .  46
     8.6. Business Changes. . . . . . . . . . . . . . . . . . .  47
     8.7. Sale of Property. . . . . . . . . . . . . . . . . . .  47
     8.8. Subsidiaries. . . . . . . . . . . . . . . . . . . . .  48
     8.9. Quick Ratio.  . . . . . . . . . . . . . . . . . . . .  48
     8.10. Current Ratio. . . . . . . . . . . . . . . . . . . .  49

     8.11. Leverage Ratio.  . . . . . . . . . . . . . . . . . .  49
     8.12. Interest Coverage Ratio. . . . . . . . . . . . . . .  49
     8.13. Minimum Consolidated Capital Funds.  . . . . . . . .  49
     8.14. Minimum Consolidated Net Worth.  . . . . . . . . . .  49
     8.15. Capital Expenditures.  . . . . . . . . . . . . . . .  49
     8.16. Compliance with ERISA. . . . . . . . . . . . . . . .  50
     8.17. Certificate of Incorporation and By-laws.  . . . . .  50
     8.18. Prepayments of Indebtedness. . . . . . . . . . . . .  50
     8.19. Sale and Leaseback.  . . . . . . . . . . . . . . . .  50
     8.20. Amendments, Etc. of Certain Agreements.  . . . . . .  50
     8.21. Issuance of Additional Capital Stock.  . . . . . . .  51
     8.22. Fiscal Year. . . . . . . . . . . . . . . . . . . . .  51
     8.23. Transactions with Affiliates.  . . . . . . . . . . .  51

9. DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . .  51

10. THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . .  54
     10.1. Appointment. . . . . . . . . . . . . . . . . . . . .  54
     10.2. Delegation of Duties.  . . . . . . . . . . . . . . .  55
     10.3. Exculpatory Provisions.  . . . . . . . . . . . . . .  55
     10.4. Reliance by Agent. . . . . . . . . . . . . . . . . .  55
     10.5. Notice of Default. . . . . . . . . . . . . . . . . .  56
     10.6. Non-Reliance on Agent and Other Banks. . . . . . . .  56
     10.7. Indemnification. . . . . . . . . . . . . . . . . . .  57
     10.8. Agent in Its Individual Capacity.  . . . . . . . . .  58
     10.9. Successor Agent. . . . . . . . . . . . . . . . . . .  58

11. OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . .  59
     11.1. Amendments and Waivers.  . . . . . . . . . . . . . .  59
     11.2. Notices. . . . . . . . . . . . . . . . . . . . . . .  59
     11.3. No Waiver; Cumulative Remedies.  . . . . . . . . . .  60
     11.4. Survival of Representations and Warranties.  . . . .  61
     11.5. Payment of Expenses and Taxes; Indemnities.  . . . .  61
     11.6. Successors and Assigns.  . . . . . . . . . . . . . .  62
     11.7. Counterparts.  . . . . . . . . . . . . . . . . . . .  64
     11.8. Adjustments; Set-off.  . . . . . . . . . . . . . . .  64
     11.9. Lending Offices. . . . . . . . . . . . . . . . . . .  65
     11.10. Governing Law.  . . . . . . . . . . . . . . . . . .  66
     11.11. Headings, Plurals.  . . . . . . . . . . . . . . . .  66
     11.12. Severability. . . . . . . . . . . . . . . . . . . .  66
     11.13. Integration.  . . . . . . . . . . . . . . . . . . .  66
     11.14. Consent to Jurisdiction.  . . . . . . . . . . . . .  66
     11.15. Service of Process. . . . . . . . . . . . . . . . .  67
     11.16. No Limitation on Service or Suit. . . . . . . . . .  67
     11.17. WAIVER OF TRIAL BY JURY.  . . . . . . . . . . . . .  67
     11.18. Confidentiality.  . . . . . . . . . . . . . . . . .  67
     11.19. Return of Notes.  . . . . . . . . . . . . . . . . .  68
     11.20. Savings Clause. . . . . . . . . . . . . . . . . . .  68
     11.21. Waiver of Certain Covenants under the Existing
            Credit Agreement. . . . . . . . . . . . . . . . . .  68

EXHIBITS

Exhibit A    Commitments
Exhibit B    Form of Note
Exhibit C    Form of Borrowing Base Certificate
Exhibit D    Form of Borrowing Request
Exhibit E    Form of Compliance Certificate
Exhibit F    Form of Assignment and Acceptance Agreement
Exhibit G    Form of Opinion of Counsel to the Company and the
             Guarantors
Exhibit H    Form of Opinion of Special Counsel

SCHEDULES

Schedule 1.1 List of Lending Offices
Schedule 4.1 List of Subsidiaries
Schedule 4.5 List of Litigation
Schedule 4.12 List of Plans
Schedule 4.14 Exceptions to Paragraph 4.14 (Environmental Matters)
Schedule 8.1 List of Existing Indebtedness
Schedule 8.2 List of Existing Liens

         FIRST AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 3, 1994, between EDO CORPORATION a New York corporation (the "Company"), the signatory Banks hereto (each a "Bank" and, collectively, the "Banks"), and THE BANK OF NEW YORK, as agent for the Banks (in such capacity, the "Agent").


                                   RECITALS


         A. The Company, the Banks and the Agent entered into a Credit Agreement dated as of June 10, 1992 (as amended by Amendment No. 1, dated as of November 15, 1992, Amendment No. 2, dated as of March 27, 1993, and Amendment No. 3, dated as of November 5, 1993, the "Existing Credit Agreement"). Capitalized terms not defined in the Recitals have the meanings set forth in paragraph 1.1.

         B. The Company, the Banks and the Agent desire to amend the Existing Credit Agreement by amending and restating it in its entirety as hereinafter set forth.

         C. For convenience, this Agreement is dated as of March 3, 1994 (the "Restatement Effective Date") and references to certain matters related to the period prior hereto have been deleted.

         In consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1.  DEFINITIONS

    1.1. Defined Terms.

         As used in this Agreement, terms defined in the recitals have the meanings therein indicated, and the following terms have the following meanings:

         "Accountants": KPMG Peat Marwick, or such other firm of certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Required Banks.

         "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or
(ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Each director or officer of a Person shall be deemed to be an Affiliate of such Person.

         "Agent's Fee": as defined in paragraph 3.3.

         "Agreement": this First Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

         "Alternate Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the BNY Rate in effect on such date or (ii) 1/2 of 1% plus the Federal Funds Rate in effect on such date.

         "Assignment and Acceptance Agreement": an assignment and acceptance agreement executed by an assignor and an assignee pursuant to which such assignor assigns all or any portion of such assignor's Notes and Commitment, substantially in the form of Exhibit F.

         "Assignment Fee": as defined in paragraph 11.6(b).

         "Authorized Signatory": as to any corporation, the president, the vice president of finance or other chief financial officer or any other duly authorized officer (acceptable to the Agent) thereof, and, as to any partnership, a general partner thereof.

         "BNY Rate": a rate of interest per annum equal to the prime commercial lending rate of BNY as publicly announced by BNY to be in effect from time to time, such rate of interest per annum to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

         "Benefited Bank": as defined in paragraph 11.8.

         "BNY": The Bank of New York.

         "Borrowing Base": at any time, (i) the sum of (a) 85% of Eligible Billed Receivables and (b) 60% of Eligible Unbilled Receivables less (ii) the amount of any Net Sales Proceeds not applied to the prepayment of Loans pursuant to paragraph 2.5(c), provided that such percentages shall be adjusted in the discretion of the Agent and the Required Banks upon receipt by the Agent and the Required Banks of the audit report referred to in paragraph 7.13.

         "Borrowing Base Certificate": a certificate in the form of Exhibit C.

         "Borrowing Date": any date specified in a Borrowing Request delivered pursuant to paragraph 2.3 as a date on which the

Company requests the Banks to make Loans or BNY to issue a Letter of Credit.

         "Borrowing Request": a request in the form of Exhibit D.

         "Brazil Letter of Credit": Standby Letter of Credit No. 29748, dated December 12, 1993, issued by BNY for the account of the Company and in favor of Brazil Naval Commission in a face amount of $260,400.

         "Business Day": any day other than a Saturday, Sunday or other day on which commercial banks located in New York are authorized or required by law or other governmental action to close.

         "Capitalized Leases": as to any Person, at a particular time, all leases under which such Person is the lessee or obligor, the future rental payment obligations of which are required to be capitalized on a balance sheet of such Person in accordance with GAAP.

         "CERCLA": the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. section 9601, et seq.

         "Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

         "Commitment": as to any Bank, the amount set forth next to the name of such Bank in Exhibit A under the heading "Commitment," as such Commitment may be reduced from time to time pursuant to paragraph 2.4.

         "Commitment Fee": as defined in paragraph 3.1.

         "Commitments": the aggregate Commitments of all Banks.

         "Commitment Percentage": as to any Bank, the percentage set forth opposite the name of such Bank on Exhibit A under the heading "Commitment Percentage".

         "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company or any Subsidiary within the meaning of Section 414(b) or 414(c) of the Code.

         "Compliance Certificate": a certificate in the form of Exhibit E.

         "Consolidated": the Company and its Subsidiaries taken together.

         "Consolidated Capital Funds": at any date of determination, the sum of Consolidated Net Worth plus the outstanding principal amount of Subordinated Debt at such date.

         "Consolidated Current Assets": at any date of determination, all amounts which would, in conformity with GAAP, be included under current assets on a Consolidated balance sheet of the Company and its Subsidiaries as at such date; provided, however, that such amount shall not include (a) any amounts for any Indebtedness owing by an Affiliate of the Company, unless such Indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of Stock issued by an Affiliate of the Company, (c) the cash surrender value of any life insurance policy or (d) any Consolidated Intangibles.

         "Consolidated Current Liabilities": at any date of determination, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries as at such date, including, without limitation, (a) all Indebtedness of the Company or any Subsidiary payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve months after such date,
(b) any payments in respect of any Indebtedness of the Company or any Subsidiary (whether installment, serial maturity or sinking fund payments or otherwise) required to be made not more than twelve months after such date and
(c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve months after such date, the validity of which is contested at such date.

         "Consolidated Intangibles": at any date of determination, all assets of the Company and its Subsidiaries, determined on a Consolidated basis at such date, that would be classified as intangible assets in accordance with GAAP, including, without limitation, unamortized debt discount and expenses, unamortized organization and reorganization expense, costs in excess of the net asset value of acquired companies, patents, trade or servicemarks, franchises, trade names, goodwill and the amount of any write-up in the book value of any assets resulting from any revaluation (other than revaluations arising out of foreign currency valuations in accordance with GAAP) thereof after the Original Effective Date.

         "Consolidated Interest Expense": for any period, the sum of the amounts deducted for Consolidated interest expense in determining Consolidated Net Income for such period, excluding any amount contributed to the ESOP by the Company to enable the ESOP to pay interest on the ESOP Note.

         "Consolidated Interest Income": for any period, the sum of the amounts included as Consolidated interest income in determining Consolidated Net Income for such period.

         "Consolidated Net Income": for any period, the net income (or deficit) of the Company and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that such income has been actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of the certificate of incorporation or by-laws or other organizational documents thereof, by any agreement to which such Subsidiary is a party or by which its Property is bound, or by any order of any Governmental Body applicable to such Subsidiary,
(d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (e) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, all inventory sold in conjunction with the disposition of fixed assets and all securities), provided, however, that any amounts so excluded by this clause, (e) shall be included in the determination of Consolidated Net Income in any year in which the Company and Subsidiaries did not incur a Consolidated operating loss as determined under GAAP, (f) any write-up of any assets, (g) any gain arising from the acquisition of any securities, (h) in the case of a successor to the Company by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and (i) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary. For purposes of computing the Interest Coverage Ratio for the fiscal quarter of the Company ending on March 31, 1993 and for the fiscal year of the Company ending on December 31, 1993, $9,400,000 shall be added to the amount determined under the preceding sentence.

         "Consolidated Net Worth": at any date of determination, the sum of all amounts which would be included under shareholders' equity on a Consolidated balance sheet of the Company and its Subsidiaries determined in accordance with GAAP as of such date.

         "Consolidated Tangible Net Worth": at any date of determination, Consolidated Net Worth minus Consolidated Intangibles.

         "Consolidated Total Liabilities": at any date of determination, all items which would, in conformity with GAAP, be classified as liabilities on a Consolidated balance sheet of the Company and its Subsidiaries as of such date, minus the initial charge incurred by the Company under FAS 106 in an aggregate amount not in excess of $14,000,000.

         "Consolidating": the Company and its Subsidiaries taken separately.

         "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include the indorsement of instruments for deposit or collection in the ordinary course of business. The term Contingent Obligation shall also include the liability of a general partner for the liabilities of the partnership in which it is a general partner. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, where such Contingent Obligation is expressly limited to a portion of any such primary obligation, that portion to which it is so limited, or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

         "Current Ratio": at any time, the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

         "Debentures": the 7% Convertible Subordinated Debentures, due 2011, issued pursuant to the Indenture, as the same may be amended, supplemented or otherwise modified from time to time in accordance with paragraph 8.20.

         "Default": any of the events specified in paragraph 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Dividend Limitation": for any fiscal year of the Company, an amount equal to the greater of (i) the sum of the product, for each fiscal quarter in such fiscal year in which a cash dividend was declared on such common Stock by the Company pursuant to paragraph 8.4(iii)(a), of (x) $0.07 multiplied by (y) the number of shares of common Stock of the Company issued and outstanding (other than treasury Stock) as of the applicable quarterly record date for each such quarter in each such year and (ii) an amount equal to 28% of Earnings Available to Common Shareholders for such immediately preceding fiscal year determined in accordance with GAAP, provided, however, that for the 1995 fiscal year of the Company and each fiscal year thereafter, the Dividend Limitation shall in no event exceed the net earnings of the Company for such fiscal year.

         "Documentary Trade Letter of Credit": a Letter of Credit issued for the account of the Company in support of the obligation of the Company in respect of the purchase of goods or services from the beneficiary of such Letter of Credit.

         "Dollars" and "$": lawful currency of the United States of America.

         "Earnings Available to Common Shareholders": for any fiscal year of the Company, an amount equal to the product of (i) the earnings per share of Common Stock as set forth on the financial statements of the Company for such fiscal year delivered pursuant to paragraph 7.1, multiplied by (ii) the weighted number of shares of Common Stock outstanding during such fiscal year, all as determined in accordance with GAAP.

         "EDO Automotive": EDO Automotive Natural Gas, Inc., a Delaware corporation.

         "EDO Canada": EDO (Canada) Limited, a Canadian corporation.

         "EDO Canada Line": the $1,000,000 unsecured line of credit extended by Canadian Imperial Bank of Commerce to EDO Canada.

         "EDO Energy": EDO Energy Corporation, a Delaware corporation.

         "EDO Sports": EDO Sports Inc., formerly EDO Sub Acquisition Corp., a Delaware corporation.

         "Eligible Billed Receivable": a Receivable (other than an Eligible Unbilled Receivable) arising in the ordinary course of business as to which the following requirements have been fulfilled to the satisfaction of the Agent:
(a) such Receivable is payable to the Company or any Guarantor and the Company or such Guarantor, as the case may be, has lawful and absolute title thereto:
(b) none of such Receivable is subject to any Lien in favor of any Person other than Permitted Liens; (c) such Receivable did not arise out of a transaction with any employee, officer, director or Affiliate of the Company or any Subsidiary (other than a Receivable arising out of a transaction with an Affiliate of the Company in the ordinary course of business); (d) the Company is not aware and has no reason to be aware of any reorganization, bankruptcy, receivership, custodianship, insolvency or other like condition in respect of the account debtor of such Receivable; (e) such Receivable has not been outstanding more than 91 days from the original invoice date thereof; (f) such Receivable is a good and valid account representing a bona fide indebtedness incurred by the account debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale upon the stated terms of goods sold or to be sold by the Company or any Guarantor and (g) the Agent and the Required Banks are, and continue to be reasonably satisfied with the credit standing of the account debtor in relation to the amount of credit extended and the collectibility of such Receivable; provided, however, that a Receivable arising out of a transaction with an Affiliate of the Company which would otherwise be an Eligible Billed Receivable shall not be an Eligible Billed Receivable if it arises out of the same sale of goods or rendering of services with respect to which a Receivable is already included in the Borrowing Base as an Eligible Billed Receivable.

         "Eligible Unbilled Receivable": a Receivable arising in the ordinary course of business consisting of cost input and related profit recognized as revenues on customer contracts based upon percentage completion accounting in accordance with GAAP, which amounts cannot be billed to customers because of contract terms until a future date, as to which the following requirements have been fulfilled to the satisfaction of the Agent: (a) such Receivable is payable to the Company or any Guarantor and the Company or such Guarantor, as the case may be, has lawful and absolute title thereto: (b) none of such Receivable is subject to any Lien in favor of any Person other than Permitted Liens; (c) such Receivable did not arise out of a transaction with any employee, officer, director or Affiliate of the Company or any Subsidiary (other than a Receivable arising out of a transaction with an Affiliate of the Company in the ordinary course of business); (d) the Company is not aware and has no reason to be aware of any reorganization, bankruptcy, receivership, custodianship, insolvency or other like condition in respect of the account debtor of such Receivable; and
(e) the Agent and the Required Banks are, and continue to be reasonably satisfied with the credit standing of the account debtor in relation to the amount of credit extended and the collectibility of such Receivable; provided, however, that a Receivable arising out of a transaction with an Affiliate of the Company which would otherwise be an Eligible Unbilled Receivable shall not be an Eligible Unbilled Receivable if it arises out of the same sale of goods or rendering of services with respect to which a Receivable is already included in the Borrowing Base as an Eligible Unbilled Receivable.

         "Environmental Complaint": as defined in paragraph 7.10.

         "Environmental Laws": all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and Hazardous Wastes, and the rules, regulations, decisions, orders and directives of all Governmental Bodies with respect thereto.

         "EPA Litigation": the proceeding of the United States Environmental Protection Agency relating to a site in Norwalk, Connecticut, formerly occupied by the Company's former Elinco Division, in which the Company has been named as a potentially responsible party.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto, and the rules and regulations issued thereunder, as from time to time in effect.

         "ERISA Liabilities": without duplication, the aggregate of all unfunded vested benefits under all Plans and all potential withdrawal liabilities under all Multiemployer Plans.

         "ESOP": the EDO Corporation Employee Stock Ownership Plan.

         "ESOP Guaranty": the Guarantee Agreement, dated as of July 12, 1988, made by the Company to NatWest as successor in interest to MHT, as amended by an Amendment and Waiver, dated as of April 12, 1990, Amendment No. 2, dated as of October 9, 1990, Amendment No. 3, dated as of April 8, 1991, Amendment No. 4, dated March 26, 1992, Amendment No. 5, dated June 9, 1992 and Amendment No. 6, dated July 30, 1993 and the ESOP Guaranty Amendment, as the same may hereafter be amended, supplemented or otherwise modified, from time to time in accordance with paragraph 8.20.

         "ESOP Guaranty Amendment": Amendment No. 7 to the ESOP Guaranty, dated March 3, 1994.

         "ESOP Loan Documents": collectively, the ESOP Loan Agreement, the ESOP Guaranty, the ESOP Note, the ESOP Pledge Agreement and all other documents executed and delivered in connection therewith as each may be amended, supplemented or otherwise modified from time to time in accordance with paragraph 8.20.

         "ESOP Note": the Term Note, dated July 22, 1988, made by the ESOP Trustee to NatWest as successor in interest to MHT, as amended by an Amendment and Waiver, dated as of April 12, 1990, and as the same may hereafter be amended, supplemented or otherwise modified, from time to time in accordance with paragraph 8.20.

         "ESOP Pledge Agreement": the Pledge and Security Agreement, dated as of July 22, 1988, made by the ESOP Trustee to NatWest as successor in interest to MHT, as amended by an Amendment and Waiver, dated as of April 12, 1990, and as the same may hereafter be amended, supplemented or otherwise modified, from time to time in accordance with paragraph 8.20.

         "ESOP Preferred Stock": the ESOP Convertible Cumulative Preferred Shares, Series A of the Company, $213.72 par value per share.

         "ESOP Trustee": the trustee of the Trust under which the ESOP is funded.

         "Event of Default": any of the events specified in paragraph 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Existing Credit Agreement": as defined in the Recitals.

         "Existing Notes" the Notes, dated June 10, 1992, made by the Company to the respective Banks, each an "Existing Note".

         "Facility Fee": as defined in paragraph 3.2.

         "FAS 106": Statement of Financial Accounting Standards Board No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, issued on December 21, 1990.

         "Federal Funds Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by BNY and reported to the Agent from three

Federal funds brokers of recognized standing selected by the Agent and the Required Banks.

         "Financial Statements": as defined in paragraph 4.13.

         "GAAP": generally accepted accounting principles as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, the Accounting Principles Board and the American Institute of Certified Public Accountants, in each case consistently applied.

         "Governmental Body": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

         "Guarantor": collectively, (i) EDO Western, Barnes, EDO Sports, EDO Energy and EDO Automotive and (ii) each other Significant Subsidiary of the Company other than EDO Canada and EDO Op (Israel) Ltd.

         "Guaranty": collectively, (i) the Guaranty and Subordierations nation Agreement, dated as of June 10, 1992, made by EDO Western, Barnes and EDO Sports to the Agent, (ii) the Guaranty and Subordination Agreement, dated as of June 22, 1993, made by EDO Energy, (iii) the Guaranty and Subordination Agreement, dated as of December 1, 1993, made by EDO Automotive, and (iv) the Guaranty and Subordination Agreement, made by a Guarantor described in clause
(ii) of the definition thereof, substantially in the form of the foregoing guaranties, as each may be amended, supplemented or otherwise modified from time to time.

         "Hazardous Discharge": as defined in paragraph 7.10.

         "Hazardous Substance": without limitation, any hazardous materials, Hazardous Wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law.

         "Hazardous Wastes": without limitation, all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

         "Highest Lawful Rate": the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received on the Notes or which may be owing to any Bank pursuant to this Agreement under the laws applicable to such Bank and this transaction.

         "Indebtedness": as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) indebtedness in respect of ERISA Liabilities, (d) obligations with respect to any conditional sale or title retention agreement, (e) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (f) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual Liens arising in the ordinary course of business), (g) all obligations under Capitalized Leases and (h) all Contingent Obligations.

         "Indemnified Liabilities": as defined in paragraph 11.5.

         "Indemnified Person": as defined in paragraph 11.5.

         "Indenture": the Indenture, dated as of November 15, 1986, made by the Company to MHT, as trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with paragraph 8.20.

         "Information": as defined in paragraph 11.18.

         "Intellectual Property": all copyrights, trademarks, patents, trade names and service marks and names.

         "Interest Coverage Ratio": at any time of determination, the ratio of
(a) the sum of (i) the product of Consolidated Net Income for the immediately preceding fiscal quarter of the Company multiplied by 4, (ii) the product of income taxes to the extent deducted in determining such Consolidated Net Income for such immediately preceding fiscal quarter of the Company multiplied by 4 and (iii) the product of Consolidated Interest Expense for such fiscal quarter multiplied by 4 minus the product of Consolidated Interest Income for such fiscal quarter multiplied by 4 to (b) the product of Consolidated Interest Expense for such fiscal quarter multiplied by 4 minus the product of Consolidated Interest Income for such fiscal quarter multiplied by 4.

         "Interest Payment Date": in respect of any Loan, the last day of each month commencing on the first of such days to occur after such Loan is made.

         "Investments": as defined in paragraph 8.5.

         "Lending Office": in respect of any Bank, initially, the office or offices of such Bank designated as such on Schedule 1.1; thereafter, such other office or offices of such Bank, if any, which shall be making or maintaining Loans, as reported by such Bank to the Agent.

         "Letter of Credit Commissions": as defined in paragraph 3.4.

         "Letter of Credit Commitment": the commitment of BNY to issue Letters of Credit having an aggregate outstanding face amount of up to $15,000,000, and the commitment of the Banks to participate in the Letter of Credit Exposure as set forth in paragraph 2.9.

         "Letter of Credit Exposure": at a particular date, the sum of (a) the undrawn face amounts of the outstanding Letters of Credit at such date and (b) the aggregate unpaid reimbursement obligations in respect of the outstanding Letters of Credit at such date (after giving effect to any Loans made on such date to pay any such reimbursement obligations).

         "Letters of Credit": as defined in paragraph 2.8(a).

         "L/C 27902": Performance Letter of Credit No. 27902 issued by BNY for the account of the Company and for the benefit of FR. Lurssen Werft (GMBH & Co.) in the face amount of $84,140 and with an expiration date of September 30, 1995.

         "Leverage Ratio": at any time, the ratio of (a) Consolidated Total Liabilities minus Subordinated Debt to (b) Consolidated Tangible Net Worth plus Subordinated Debt.

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

         "Loan Documents": collectively, this Agreement, the Notes, the Guaranty and the Reimbursement Agreements.

         "Loan" or "Loans": as defined in paragraph 2.1.

         "Margin Stock": any "margin stock", as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

         "Material Adverse Change": a material adverse change in the financial condition, operations, business, prospects or Property of the Company and its Subsidiaries taken as a whole.

         "Material Adverse Effect": a material adverse effect on the financial condition, operations, business, prospects or Property of the Company and its Subsidiaries taken as a whole.

         "Maturity Date": June 30, 1995, or such earlier date on which the Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise.

         "MHT": Manufacturers Hanover Trust Company.

         "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Company or any Subsidiary is an employer.

         "NatWest": National Westminster Bank USA.

         "Net Sales Proceeds": the aggregate gross sales proceeds received by the Company or any Subsidiary from each sale or other disposition, direct or indirect, of Property (other than inventory sold in the ordinary course of business) less (a) sales and other commissions and legal and other expenses incurred in connection with such sale, (b) taxes reasonably estimated to be payable in cash by the Company or any Subsidiary for the taxable year in which such sale occurred (taking into consideration the Company's overall Consolidated tax position for such year) and (c) the amount of Indebtedness (other than the Indebtedness under the Loan Documents) secured by such Property which is required to be repaid upon such sale.

         "Note" or "Notes": as defined in paragraph 2.2.

         "Original Effective Date": June 10, 1992.

         "Party" or "Parties": the Agent, the Banks and the Company, or any one or more of them as the context requires.

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Body succeeding to the functions thereof.

         "Performance Letter of Credit": a Letter of Credit issued for the account of the Company in support of an obligation (other than a financial obligation) of the Company to the beneficiary of such Letter of Credit.

         "Permitted Liens": Liens permitted to exist pursuant to paragraph 8.2.

         "Person": an individual, a partnership, a corporation, a joint stock company, a trust, an unincorporated association, a Governmental Body or any other entity of whatever nature.

         "Plan": any pension plan which is covered by Title IV of ERISA or any other employee benefit plan which is subject to the minimum funding standards of Section 412 of the Code and in respect of which the Company, any Subsidiary or a Commonly Controlled Entity or Subsidiary is an "employer" as defined in
Section 3(5) of ERISA.

         "Property": all types of real, personal, tangible, intan- gible or mixed property.

         "Quick Ratio": at any time, the ratio of (a) cash and cash equivalents plus Receivables, in each case of the Company and its Subsidiaries on a Consolidated basis to (b) Consolidated Current Liabilities.

         "Real Property": all real Property from time to time owned or leased by the Company or any Subsidiary.

         "Receivable": the right to payment arising as a result of, or in connection with, a sale of inventory, equipment or any other Property or the rendering of services by, and in the ordinary course of business of, the Company, any Guarantor or EDO Canada.

         "Release": any release, spill, discharge, leak or disposal, the reporting of which is required by an applicable Environmental Law.

         "RCRA": the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901, et seq., as the same may be amended from time to time.

         "Reimbursement Agreement": as defined in paragraph 2.8(b).

         "Required Banks": at any time when no Loans or Letters of Credit are outstanding, Banks having Commitments equal to at least 67% of the aggregate Commitments of all the Banks, and at any time when Loans or Letters of Credit are outstanding, Banks holding Notes and participation interests in Letters of Credit having an aggregate unpaid principal balance and Letter of Credit Exposure equal to at least 67% of the aggregate of Loans outstanding and Letter of Credit Exposure.

         "Reportable Event": any event described in Section 4043(b) of ERISA, other than an event (excluding an event described in Section 4043(b)(1) relating to tax disqualification) with respect to which the 30-day notice requirement has been waived.

         "Restatement Effective Date": as defined in the Recitals.

         "Significant Subsidiary": (i) each wholly-owned Subsidiary, (ii) each Subsidiary (other than a wholly-owned Subsidiary) once the aggregate amount of investments (whether by way of equity contributions, advances, loans or otherwise) in such Subsidiary exceeds $2,000,000 and (iii) each Subsidiary (whether or not a wholly-owned Subsidiary) once the aggregate amount of investments (whether by way of equity contributions, advances, loans or otherwise) in all Subsidiaries (other than wholly-owned Subsidiaries) exceeds $4,000,000.

         "Single Employer Plan": any Plan which is not a Multiemployer Plan.

         "Special Counsel": Emmet, Marvin & Martin.

         "Standby Letter of Credit": a Letter of Credit issued for the account of the Company in support of a financial obligation of the Company to the beneficiary of such Letter of Credit.

         "Stock": any and all shares, interests, participations or other equivalents (however designated) of corporate stock.

         "Subordinated Debt": the Indebtedness of the Company under the Debentures and the Indenture, as each may be amended, supplemented or otherwise modified from time to time in accordance with paragraph 8.20.

         "Subsidiary": any corporation, association, partnership, joint venture or other business entity of which the Company alone or together with any Subsidiary of the Company, directly or indirectly, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is entitled or obligated to share in more than 50% of the profits or losses, however determined.

         "Surety Letter of Credit": a Letter of Credit issued for the account of the Company to back a surety bond issued for the account of the Company.

         "Taxes": any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any government or taxing authority.

         "Transaction Record": as defined in paragraph 2.20.

    1.2. Other Definitional Provisions.

         (a) All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

         (b) As used herein, in the other Loan Documents and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in paragraph 1.1, and accounting terms partly defined in paragraph 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and paragraph, schedule and exhibit references contained herein shall refer to paragraphs hereof or schedules or exhibits hereto unless otherwise expressly provided herein.

         (d) The word "or" shall not be exclusive; "may not" is prohibitive and not permissive; and the singular includes the plural.

         (e) Notwithstanding the foregoing, the Parties agree that in the event that any change in accounting principles from those used in the preparation of the Financial Statements is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or Accounting Principles Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and such change materially affects the calculation of any component of any financial covenant, standard or term contained in this Agreement, the Agent and the Company shall negotiate in good faith to amend such financial covenants, standards or terms found in this Agreement (other than in respect of financial statements to be delivered hereunder) so that, upon adoption of such changes, the criteria for evaluation of the Company's and its Subsidiaries' financial condition shall be the same in substance after such change as if such change had not been made; provided, however, that any such amendments shall not become effective for purposes of this Agreement unless approved by the Agent and the Required Banks, and if the Company, the Agent and the Required Banks cannot agree on such an amendment, then the calculations under such financial covenants, standards or terms shall continue to be computed without giving effect to such change in accounting principles.


2.  AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT

    2.1  Loans.

         Subject to the terms and conditions of this Agreement, each Bank severally agrees to make revolving credit loans (each a "Loan" and, collectively, the "Loans") to the Company from time to time during the period from the Restatement Effective Date to, but excluding, the Maturity Date in an aggregate principal amount at any one time outstanding not to exceed such Bank's Commitment. At no time shall the sum of (i) the aggregate outstanding principal balance of the Loans and (ii) the Letter of Credit Exposure exceed the lesser of (a) the Commitments or (b) the Borrowing Base. During the period from the Restatement Effective Date to, but excluding, the Maturity Date, the Company may borrow, prepay in whole or in part and reborrow under the Commitments, all in accordance with the terms and conditions hereof.

    2.2. Notes.

         The Loans made by each Bank shall be evidenced by an amended and restated promissory note of the Company, substantially in the form of Exhibit B, with appropriate insertions therein as to date and principal amount (each as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, a "Note" and, collectively with the Notes of all other Banks, the "Notes"), payable to the order of such Bank and representing the obligation of the Company to pay the lesser of (a) the amount of the Commitment of such Bank and (b) the aggregate unpaid principal balance of all Loans made by such Bank, with interest thereon as prescribed in paragraph 2.7. Each Bank is hereby authorized to record (i) the outstanding principal amount of its Loans on the Restatement Effective Date, (ii) the date and amount of each Loan made by such Bank after the Restatement Effective Date and (iii) the date and amount of each payment or prepayment of principal of, any Loans, either on the schedule (and any continuations thereof) annexed to and constituting a part of its Note or in such Bank's internal records. No failure to so record or any error in so recording shall affect the obligation of the Company to repay the Loans, with interest thereon, as herein provided. Each Note shall (a) be dated the Restatement Effective Date, (b) be stated to mature on the Maturity Date, and (c) bear interest for the period from and including the date of such borrowing on the unpaid principal balance thereof from time to time outstanding at the applicable interest rate or rates per annum determined as provided in paragraph 2.7 and until such borrowing is repaid. Interest on each Note shall be payable as specified in paragraph 2.7.

    2.3. Procedure for Borrowing.

         (a) The Company may borrow under the Commitments from time to time on any Business Day occurring on or after the Restatement Effective Date and before the Maturity Date, provided, that the Company shall give the Agent irrevocable written notice in the form of a Borrowing Request of any borrowing (which Borrowing Request must be received by the Agent prior to 10:00 A.M., New York City time one Business Day prior to the requested Borrowing Date, specifying (i) the aggregate amounts to be borrowed under the Commitments and
(ii) the requested Borrowing Date. Each borrowing shall be in an aggregate principal amount equal to $500,000 or such amount plus a multiple of $100,000 in excess thereof. Upon receipt of each Borrowing Request, the Agent shall notify each Bank thereof, not later than 12:00 Noon, New York City time at least one Business Day prior to a Borrowing Date. Each Bank will make the amount of its Commitment Percentage of each borrowing available to the Agent for the account of the Company at the office of the Agent set forth in paragraph 11.2 not later than 12:00 Noon, New York City time, on the Borrowing Date requested by the Company, in funds immediately available to the Agent at such office. The amounts so made available to the Agent on a Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement as determined in good faith by the Agent, be made available on such date to the Company by the Agent at the office of the Agent specified in paragraph 11.2 by crediting the account of the Company on the books of such office with the aggregate of said amounts received by the Agent.

         (b) Unless the Agent shall have received prior notice from a Bank (by telephone or otherwise, such notice to be promptly confirmed by telex, telecopy or other writing) that such Bank will not make available to the Agent such Bank's pro rata share of the Loans requested by the Company, the Agent may assume that such Bank has made such share available to the Agent on such Borrowing Date in accordance with this paragraph, provided that such Bank received notice of the proposed borrowing from the Agent, and the Agent may, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount. If and to the extent such Bank shall not make such pro rata share available to the Agent and the Agent shall have made available a corresponding amount, such Bank and the Company severally agree to pay to the Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Company until the date such amount is paid to the Agent, at a rate per annum equal to, in the case of the Company, the applicable interest rate set forth in paragraph 2.7, and, in the case of such Bank, the Federal Funds Rate in effect on such date

(as determined by the Agent). Such payment by the Company, however, shall be without prejudice to its rights against such Bank. If such Bank shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Bank's Loan as part of such Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Bank on the Borrowing Date applicable to such Loans.

    2.4. Termination or Reduction of Commitments.

         (a) Voluntary Reductions. The Company shall have the right, upon at least three Business Days' prior written notice to the Agent, at any time to reduce permanently the Commitments in whole at any time, or in part from time to time, to an amount not less than the sum of (i) the aggregate principal balance of the Loans then outstanding (after giving effect to any contemporaneous prepayment thereof) and (ii) the Letter of Credit Exposure and, concurrently with any such reduction, the Company shall prepay the Loans in the amount, if any, by which the sum of (x) the aggregate unpaid principal balance of the Loans, plus (y) the Letter of Credit Exposure exceeds the Commitments as so reduced, provided that each partial reduction of the Commitments shall be in an amount equal to $1,000,000 or such amount plus a whole multiple thereof.

         (b) In General. Reductions of the Commitments shall be applied pro rata according to the Commitment Percentage of each Bank. Simultaneously with each reduction of the Commitments under this paragraph 2.4, the Company shall pay the Commitment Fee accrued on the amount by which the Commitments have been reduced and prepay the amount, if any, by which the aggregate unpaid principal balance of the Loans plus the Letter of Credit Exposure exceeds the amount of the Commitments as so reduced.

    2.5. Prepayments of the Loans.

         (a) Voluntary Prepayments. The Company may, at its option, prepay the Loans, in whole or in part, at any time and from time to time by notifying the Agent in writing at least one Business Day prior to the proposed prepayment date specifying the amount of the Loans to be prepaid and the date of prepayment. Upon receipt of such notice, the Agent shall promptly notify each Bank thereof. If any such notice by the Company is given pursuant to this paragraph 2.5, such notice shall be irrevocable and payment of the amount specified in such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $500,000 or such amount plus a multiple of $100,000 in excess thereof or, if less, the outstanding principal balance of the Loans.

         (b) Mandatory Borrowing Base Prepayment of Loans. If on any day the sum of (i) the aggregate outstanding principal balance of the Loans and (ii) the Letter of Credit Exposure shall exceed the Borrowing Base, the Company shall, within one Business Day of such day, prepay the Loans by an amount equal to such excess. If, after giving effect to such prepayment, the Letter of Credit Exposure exceeds the Borrowing Base, the Company shall deposit with the Agent collateral in cash or cash equivalents acceptable to the Agent to be held and applied in accordance with paragraph 2.8(d). Until such excess has been prepaid, the Company shall not be entitled to effect additional Loans, request the issuance of new Letters of Credit or request amendments to any Letters of Credit.

         (c) Mandatory Prepayments of the Loans Relating to Sales of Property. The Borrower shall prepay the Loans in the amounts, at the times and to the extent required by Section 8.7(d) in connection with certain sales of Property, provided that to the extent that the Net Sales Proceeds of any sale described therein exceeds the then outstanding principal balance of the Loans, such excess shall be applied as a permanent reduction of the Borrowing Base as described in the definition thereof.

    2.6. Intentionally Omitted.

    2.7. Interest Rates and Payment Dates.

         (a) Prior to Maturity. Prior to maturity, the outstanding principal balance of the Loans shall bear interest at the Alternate Base Rate plus 1/4%.

         (b) Default Rate. After the occurrence and during the continuance of an Event of Default, the outstanding principal amount of the Loans and any overdue interest or other amount payable by the Company to the Agent or any Bank under the Loan Documents shall, to the extent permitted by applicable law, bear interest at a rate per annum equal to the Alternate Base Rate plus 2-1/4%. All such interest shall be payable on demand.

         (c) General. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Interest shall be payable in arrears on each Interest Payment Date and upon payment (including prepayment) of the Loans. Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Agent shall, as soon as practicable, notify the Company and the Banks of the effective date and the amount of each such change in the Alternate Base Rate, but failure to so notify shall not in any manner affect the obligation of the Company to pay interest on the Loans in the amounts and on the dates required. Each determination of the Alternate Base Rate by the Agent pursuant to this Agreement shall be conclusive and binding on the Company and the Banks absent manifest error. At no time shall the interest rate payable on the Loans, together with the Commitment Fee, the Facility Fee, the Agent's Fee, the Letter of Credit Commissions and all other fees and other amounts payable hereunder, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate. If interest payable on any date would exceed the maximum amount permitted by the Highest Lawful Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans. The Company acknowledges that to the extent interest payable on the Loans is based on the BNY Rate, such Rate is only one of the bases for computing interest on loans made by the Banks, and by basing interest on the BNY Rate, the Banks have not committed to charge, and the Company has not in any way bargained for, interest based on a lower or the lowest rate at which the Banks may now or in the future make loans to other borrowers.

    2.8. Letter of Credit Sub-Facility.

         (a) Subject to the terms and conditions of this Agreement, BNY agrees, in reliance on the agreement of the other Banks set forth in paragraph 2.9, to issue Standby, Performance, Documentary Trade and Surety Letters of Credit (the "Letters of Credit"; each, individually, an "Letter of Credit") for the account of the Company. The sum of the aggregate face amount of the Letters of Credit at any one time outstanding shall not exceed the lesser of (i) the excess, if any, of the sum of the Commitments over the sum of the aggregate outstanding principal balance of the Loans or (ii) the excess, if any, of the Borrowing Base over the sum of the aggregate outstanding principal balance of the Loans. Except for the L/C 27902, each Letter of Credit shall have an expiration date which shall be not later than one Business Day prior to the Maturity Date, provided, however, if the Company so requests, a Letter of Credit may, in the discretion of the Required Banks, be issued with an expiration date which is later than one Business Day prior to the Maturity Date if the Company deposits collateral in cash or cash equivalents acceptable to the Agent with the Agent in an amount equal to the face amount of such requested Letter of Credit in accordance with paragraph 2.8(d). Notwithstanding the foregoing, BNY shall not issue a Letter of Credit which constitutes a Surety Letter of Credit without the consent of the Banks if, after giving effect to the issuance thereof, the Letter of Credit Exposure attributable to Surety Letters of Credit will exceed $1,000,000. No Letter of Credit shall be issued if the Agent shall have determined that the conditions set forth in paragraph 6 have not been satisfied.

         (b) Each Letter of Credit shall be issued for the account of the Company in support of an obligation of the Company in favor of a beneficiary who has requested the issuance of such Letter of Credit as a condition to a transaction entered into in connection with the Company's or a Subsidiary's business. The Company shall give the Agent a Borrowing Request for the issuance of each Letter of Credit by 10:00 A.M., New York City time, three Business Days prior to the requested date of issuance. Such Borrowing Request shall be accompanied by BNY's standard Application and Agreement for a Standby, Performance, Documentary Trade or Surety Letter of Credit, as the case may be, then in use by BNY (each a "Reimbursement Agreement"), executed by an Authorized Signatory of the Company, and shall specify (i) the beneficiary of such Letter of Credit and the obligations of the Company in respect of which such Letter of Credit is to be issued, (ii) the Company's proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation, if any, to be required in respect thereof, (iii) the maximum amount to be available under such Letter of Credit, and (iv) the requested date of issuance. In the case of a request for a Letter of Credit (other than one for a Documentary Trade Letter of Credit), BNY shall determine, based on such criteria as it, in its sole discretion, shall deem appropriate, whether the Letter of Credit to be issued shall be a Standby or Performance letter of credit. Upon receipt of such Borrowing Request from the Company, the Agent shall promptly notify each Bank thereof. BNY shall, on the proposed date of issuance and subject to the other terms and conditions of this Agreement, issue the requested Letter of Credit. Each Letter of Credit shall be in form and substance reasonably satisfactory to BNY, with such provisions with respect to the conditions under which a drawing may be made thereunder and the documentation required in respect of such drawing as BNY shall reasonably require. Each Letter of Credit shall be used solely for the purposes described therein.

         (c) Each payment by BNY of a draft drawn under a Letter of Credit shall give rise to an obligation on the part of the Company to reimburse BNY immediately for the amount thereof. If the Company shall have failed to reimburse BNY in full on or before 12:00 noon, New York City time, on the date BNY shall make payment on a draft drawn under a Letter of Credit, except as provided in paragraph 2.8(d), the Company's obligations to make such reimbursement shall be satisfied by the automatic making of a Loan by each Bank under its Note in the principal amount equal to its Commitment Percentage of the amount of such draft paid by BNY. BNY agrees to notify each Bank (in accordance with paragraph 2.8(c)) and the Company of the making of each such Loan.

         (d) In the event that the Company is required to deposit collateral in cash or cash equivalents acceptable to the Agent with the Agent, such deposit shall be made in immediately available funds, the Agent shall have no liability for interest thereon and the Agent shall hold such collateral for the ratable benefits of the Banks to be applied as set forth herein. With respect to such collateral delivered to the Agent in respect of a Letter of Credit issued with an expiration date which is later than one Business Day prior to the Maturity Date pursuant to paragraph 2.8(a), including, without limitation, the L/C 27902, in the event of a drawing on such Letter of Credit, the Agent shall apply all or a portion of such collateral to the reimbursement of BNY in respect of such drawing. In the event of the termination of such Letter of Credit prior to the Maturity Date and its return to BNY, the Agent shall return the unapplied portion of such collateral to the Company.

    2.9. Letter of Credit Participation and Funding Commitments.

         (a) Each Bank hereby unconditionally, irrevocably, and severally for itself only and without any notice to or the taking of any action by such Bank, hereby takes an undivided participating interest in the obligations of BNY under and in connection with each Letter of Credit outstanding on the Restatement Effective Date (including, without limitation, the Brazil Letter of Credit) and each Letter of Credit issued on or after the Restatement Effective Date in accordance with the provisions of paragraph 2.8 (including, without limitation, the L/C 27902 and each other Letter of Credit which has an expiration date later than one Business Day prior to the Maturity Date in an amount equal to such Bank's Commitment Percentage of the amount of such Letter of Credit. Each Bank shall be liable to BNY for its Commitment Percentage of the unreimbursed amount of any draft drawn and honored under each Letter of Credit. Each Bank shall also be liable for an amount equal to the product of its Commitment Percentage and any amounts paid by the Company pursuant to paragraph 2.10 that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or Event of Default or the compliance by the Company with any of its obligations under the Loan Documents. Each payment by a Bank of such Commitment Percentage of the amount of such Letter of Credit or of any amounts so rescinded, avoided, restored or returned shall be treated as the making by such Bank of an automatic Loan.

         (b) The Agent will promptly notify each Bank (which notice shall be promptly confirmed in writing) of the date and the amount of any draft presented under any Letter of Credit with respect to which full reimbursement of payment is not made by the Company as provided in paragraph 2.8, and forthwith upon receipt of such notice, such Bank (other than BNY) shall make available to the Agent for the account of BNY its Commitment Percentage of the amount of such unreimbursed draft (which shall constitute such Bank's automatic
Loan) at the office of the Agent specified in paragraph 11.2, in lawful money of the United States and in immediately available funds, before 4:00 P.M., New York City time, on the day such notice is given by the Agent, if the relevant notice is given by the Agent at or prior to 1:00 P.M., New York City time, on such day, and before 12:00 noon, New York City time, on the next Business Day, if the relevant notice is given by the Agent after 1:00 P.M., New York City time, on such day. The Agent shall distribute the payments made by each Bank (other than BNY) pursuant to the immediately preceding sentence to BNY promptly upon receipt thereof in like funds as received. If a Bank does not make available to the Agent when due such Bank's Commitment Percentage of any unreimbursed payment made by BNY under a Letter of Credit (other than payments made by BNY by reason of its gross negligence or willful misconduct), such Bank shall be required to pay interest to the Agent for the account of BNY on such Bank's Commitment Percentage of such payment at a rate per annum equal to the Federal Funds Rate plus 1% from the date such Bank's payment is due until the date such payment is received by the Agent. The Agent shall distribute such interest payments to BNY upon receipt thereof in like funds as received. If the Agent receives a Bank's Commitment Percentage of any unreimbursed payment under a Letter of Credit after the date when due and the Agent receives interest on any late payment from such Bank in accordance with the provisions of the preceding sentence, such Bank's automatic Loan shall be deemed to have been made to the Company on the date BNY made payment under such Letter of Credit.

         (c) Whenever the Agent is reimbursed by the Company, for the account of BNY, for any payment under a Letter of Credit and such payment relates to an amount previously paid by a Bank in respect of its Commitment Percentage of the amount of such payment under such Letter of Credit, the Agent will pay over such payment to such Bank (i) before 4:00 P.M., New York City time on the day such payment from the Company is received, if such payment is received at or prior to 1:00 P.M., New York City time, on such day, or (ii) before 12:00 Noon, New York City time, on the next succeeding Business Day, if such payment from the Company is received after 1:00 P.M., New York City time, on such day.

    2.10. Absolute Obligation with respect to Letter of Credit Payments.

         The Company's obligation to reimburse the Agent for the account of BNY in respect of a Letter of Credit for each payment under or in respect of such Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the beneficiary of such Letter of Credit, the Agent, BNY or other issuer of such Letter of Credit, any Bank or any other Person, including, without limitation, any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, any drawing document proving to be forged, fraudulent or invalid, or the legality, validity, regularity or enforceability of such Letter of Credit; provided, however, that the Company shall not be obligated to reimburse the Agent for the account of BNY or other issuer of a Letter of Credit for any wrongful payment under such Letter of Credit made as a result of BNY's or such other issuer's gross negligence or willful misconduct.

    2.11. Increased Costs Based on Letters of Credit.

         If any law or regulation or any change in the interpretation or application thereof by any Governmental Body charged with the administration thereof or GAAP shall either (a) impose, modify or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by, or participated in, by any Bank, or (b) impose on the Agent or such Bank any other condition regarding the Letters of Credit (except for the imposition of, or changes in the rate of, tax on the overall net income of the Agent or such Bank) and the result of any event referred to in clause (a) or
(b) above shall be to increase the cost to BNY (or any successor thereto as issuer of Letters of Credit) of issuing or maintaining the Letters of Credit or the cost to any Bank of making or maintaining any Loan pursuant to paragraph
2.8 or its obligations pursuant to paragraph 2.9, or the cost to the Agent of performing its functions hereunder with respect to the Letters of Credit, in any case by an amount which the Agent, BNY, or any Bank, as the case may be, deems material, then, upon demand by the Agent, BNY or such Bank, as the case may be, such demand to be made within 90 days after the officer of the Agent, BNY or such Bank, as the case may be, having primary responsibility for this Agreement has obtained knowledge of such increased cost, the Company shall immediately pay to the Agent, BNY or such Bank, as the case may be, from time to time as specified by the Agent, BNY or such Bank, additional amounts which shall be sufficient to compensate the Agent, BNY or such Bank, as the case may be, for such increased cost. A statement in reasonable detail as to such increased cost incurred by the Agent, BNY or such Bank, as the case may be, as a result of any event mentioned in clauses (a) or (b) above, submitted to the Company shall be conclusive, absent manifest error, as to the amount thereof.

    2.12. Intentionally Omitted.

    2.13. Taxes; Net Payments.

         (a) All payments under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Taxes required by law to be withheld from any amounts payable under the Loan Documents.

         (b) Each Bank which is not organized under the laws of the United States or any State thereof (and any holder (which is not organized under the laws of the United States or any State thereof) of a participation interest from such Bank) shall deliver to the Company such certificates, documents, or other evidence as the Company may reasonably request from time to time as are necessary to establish that such Bank (or such participant) is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law imposing upon the Company, whether existing now or hereafter, an obligation to withhold any portion of the payments made by the Company under the Loan Documents, that payments to the Agent on behalf of such Bank (or such participant) are not subject to withholding. Notwithstanding any provision herein to the contrary, the Company shall have no obligation to pay to any Bank (or participant) any amount which the Company is liable to withhold due to the failure of such Bank (or such participant) to file any statement of exemption required by the Code.

    2.14. Intentionally Omitted.

    2.15. Intentionally Omitted.

    2.16. Intentionally Omitted.

    2.17. Intentionally Omitted.

    2.18. Use of Proceeds.

         The proceeds of the Loans shall be used to reimburse the Banks in respect of any Letters of Credit upon which amounts have been drawn and for the general working capital needs of the Company. All Loans and the use to which the proceeds thereof are put shall conform with the provisions of paragraph 4.11.

    2.19. Capital Adequacy.

         If (i) the introduction of, or any change or phasing in of any law or regulation or in the interpretation thereof by any United States or foreign Governmental Body charged with the administration thereof, (ii) compliance with any directive, guideline or request from any central bank or United States or foreign Governmental Body (whether or not having the force of law) promulgated or made after the date hereof, or (iii) compliance with the Risk-Based Capital Guidelines of the Federal Reserve System as set forth in 12 C.F.R. Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 C.F.R. Part 3, or other comparable or similar law, rule or regulation, affects or would affect the amount of capital required or expected to be maintained by a Bank (or any lending office of such Bank) or any corporation directly or indirectly owning or controlling such Bank, and such Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on such Bank's or such corporation's capital or the asset value to such Bank or such corporation of any Loan made by, or Letter of Credit issued or participated in, such Bank as a consequence, directly or indirectly, of its obligations to make and maintain the funding of Loans and issue and participate in Letters of Credit hereunder to a level below that which such Bank could have achieved but for such introduction, change or compliance (after taking into account such Bank's or such corporation's policies regarding capital adequacy) by an amount deemed by such Bank to be material, then, upon demand by such Bank, the Company shall promptly pay to such Bank such additional amount or amounts as shall be sufficient to compensate such Bank for any such reduction. A certificate as to such amounts submitted to the Company and the Agent setting forth the determination of such amounts that will compensate such Bank for such reduction shall be presumed correct absent manifest error.

    2.20. Transaction Record.

         The Agent has established a transaction record (the "Transaction Record") with respect to this Agreement. The Transaction Record shall set forth each Bank's Loans and the amount of its participation in each Letter of Credit, each payment by the Company of principal and interest on the Loans, repayment of amounts drawn under the Letters of Credit and certain additional information. The Transaction Record shall be presumptively correct absent manifest error as to the amount of each Bank's Loans hereunder, as to the Letter of Credit Exposure and as to the amount of principal and interest paid by the Company in respect of such Loans and as to the other information relating to the Loans, the Letters of Credit and amounts paid and payable by the Company hereunder and under the Notes set forth in the Transaction Record.


3.  FEES; PAYMENTS

    3.1. Commitment Fee.

         The Company agrees to pay to the Agent, for the pro-rata account of the Banks in accordance with each Bank's Commitment Percentage, a fee (the "Commitment Fee"), for the period from and including the Original Effective Date to and including the Maturity Date or earlier termination of such Bank's Commitment, equal to 3/8% per annum on the excess of (a) the Commitments over
(b) the average daily sum of the outstanding principal balance of the Loans and the Letter of Credit Exposure. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such day following the Original Effective Date, and ending on the date that the Commitments shall expire or otherwise terminate. The Commitment Fee shall be calculated on the basis of a 360 day year.

     3.2. Facility Fee.

         The Company agrees to pay to the Agent, for the pro-rata account of the Banks in accordance with each Bank's Commitment Percentage, a fee (the "Facility Fee") in an amount equal to 1/2% of the Commitments ($75,000), payable on the Restatement Effective Date.

    3.3. Agent's Fee.

         The Company agrees to pay to the Agent, for its own account, a fee (the "Agent's Fee") for its services hereunder in the amount of $40,000 per year, payable quarterly in arrears on the last day of each March, June, September and December and continuing so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any of the Loan Documents to any Bank or the Agent. The Agent's Fee shall be prorated in the event that the Loans and all other amounts due under the Loan Documents are paid in full on any day other than the last day of March, June, September and December and the Commitments are terminated.

    3.4  Letter of Credit Commissions.

         The Company agrees to pay the Agent, for the account of the Banks, commissions (the "Letter of Credit Commissions") with respect to each Letter of Credit for the period from and including the date of issuance thereof to, but not including the expiration date thereof, at a rate equal to 2% of the average daily face amount of each Letter of Credit. The Letter of Credit Commissions shall be payable quarterly in arrears and are non-refundable. In addition to the foregoing fees, the Company agrees to pay to BNY for its own account, (i) an additional fee equal to 1/8% of the face amount of each Letter of Credit and
(ii) its standard fees and charges customarily charged to customers similar to the Company with respect to any Letter of Credit.

    3.5  Pro Rata Treatment and Application of Payments.

         Each borrowing by the Company from the Banks and any reduction of the Commitments, shall be made pro rata according to the Commitment Percentage of each Bank. All payments (including prepayments) made by the Company to the Agent on account of principal of or interest on the Loans or the Letters of Credit shall be applied by the Agent pro rata according to the outstanding principal balance of each Bank's Loans. All payments by the Company shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon (New York City time) on the date such payment is due, to the Agent for the account of the Banks at the Agent's office specified in paragraph 11.2, in each case in lawful money of the United States of America and in immediately available funds, and, as between the Company and the Banks, any payment by the Company to the Agent for the account of the Banks shall be deemed to be payment by the Company to the Banks. The failure of the Company to make any such payment by 12:00 Noon (New York City time) on such due date shall not constitute a Default or Event of Default hereunder, provided that such payment is made on such due date, but any such payment received by the Agent on any Business Day after 12:00 Noon (New York City time) shall be deemed to have been received on the immediately succeeding Business Day for the purpose of calculating any interest payable in respect thereof. The Agent agrees promptly to notify the Company if the Agent shall not have received any such payment by 12:00 Noon (New York City time) on the due date thereof, provided that the failure of the Agent to give such prompt notice shall in no way affect the Company's obligation to make any payment hereunder on the date such payment is due. The Agent shall distribute such payments to the Banks promptly upon receipt thereof in like funds as received. If any payment hereunder or on any Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.


4.  REPRESENTATIONS AND WARRANTIES

         In order to induce the Agent and the Banks to enter into this Agreement, to make the Loans and participate in Letters of Credit, and BNY to issue Letters of Credit, the Company hereby makes the following representations and warranties to the Agent and to each Bank:

    4.1. Subsidiaries.

         The Company has only the Subsidiaries set forth on Schedule 4.1. The Subsidiaries designated as Significant Subsidiaries on Schedule 4.1 are the only Significant Subsidiaries of the Company. The shares of each such Subsidiary owned by the Company are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of all Liens, except Permitted Liens.

    4.2. Corporate Existence and Power.

         The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to be so authorized could reasonably be expected to have a Material Adverse Effect.

     4.3  Corporate Authority.

         The Company has full corporate power and authority to enter into, execute, deliver and carry out the terms of the Loan Documents to which it is a party, to make the borrowings contemplated thereby, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with its certificate of incorporation and by-laws. Each Guarantor has full power and authority to enter into, execute, deliver and carry out the terms of Loan Documents to which it is a party and to incur the obligations provided therein, all of which have been duly authorized by all proper and necessary corporate or other action and are in full compliance with its certificate of incorporation and by-laws or other governing documents. No consent or approval of, or exemption by, shareholders, any Governmental Body having jurisdiction over the Company or any Subsidiary or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of, the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents which has not been obtained and which is not in full force and effect.

    4.4. Binding Agreement.

         The Loan Documents (other than the Notes) constitute, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Company and each Guarantor, in each case to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

    4.5. Litigation.

         Except as set forth on Schedule 4.5, there are no actions, suits, arbitration proceedings or claims (whether or not purportedly on behalf of the Company or any Subsidiary) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or maintained by the Company or any Subsidiary, at law or in equity, before any Governmental Body having jurisdiction over the Company or any Subsidiary which, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.5, there are no judgments against the Company or any Subsidiary. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which call into question the validity or enforceability of any of the Loan Documents.

     4.6. No Conflicting Agreements.

         Neither the Company nor any Subsidiary is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its Property is bound, including, without limitation, the ESOP Loan Documents, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or performance of the terms of the Loan Documents and the transactions contemplated thereby will not constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Company or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect.

    4.7  Taxes.

         The Company and each Subsidiary has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested pursuant to paragraph 7.4) which, if unpaid, could reasonably be expected to have a Material Adverse Effect and no tax Liens have been filed. The charges, accruals and reserves on the books of the Company and each Subsidiary with respect to all Taxes are adequate for the payment of all such Taxes, and the Company knows of no unpaid assessment which is due and payable against it or any Subsidiary or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP.

    4.8. Compliance with Applicable Laws.

         Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision obtained or issued by any Governmental Body against or otherwise applicable to the Company or any Subsidiary, which default could reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary is complying in all material respects with all statutes and regulations of all Governmental Bodies applicable to the Company or such Subsidiary, the violation of which could reasonably be expected to have a Material Adverse Effect, including, without limitation, ERISA, the Federal Acquisition Regulations and any applicable Environmental Laws.

     4.9. Governmental Regulations.

         Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, and neither the Company nor any Subsidiary is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

    4.10. Property.

         The Company and each Subsidiary has good and marketable title to, or a valid license or leasehold interest in, all Property which is material to the Company or such Subsidiary, subject to no Liens, except Permitted Liens, and, to the best of the Company's knowledge, no Property material to the Company or any Subsidiary is being condemned, expropriated or otherwise taken by any Governmental Body having jurisdiction over the Company, any Subsidiary or such Property, with or without compensation therefor, and, to the best of the Company's knowledge, no such condemnation, expropriation or taking has been proposed.

    4.11. Federal Reserve Regulations; Use of Loan Proceeds.

         Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

    4.12. Plans.

         The Company and its Subsidiaries have only the Plans listed on
Schedule 4.12. Each Single Employer Plan and, to the best knowledge of the Company, each Multiemployer Plan, is in compliance in all material respects with the applicable provisions of ERISA and the Code, and the Company and each Subsidiary has filed all reports required to be filed by it under ERISA and the Code with respect to each such Plan, which filing, if not timely made, could reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary has met all material requirements imposed by ERISA and the Code with respect to the funding of all Plans, including Multiemployer Plans. Since the effective date of ERISA, there have not been, nor are there now existing, any events or conditions which would permit any Single Employer Plan or, to the best knowledge of the Company, Multiemployer Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to the Property of the Company or any Subsidiary. Within the last 5 years, no Reportable Event which may constitute grounds for the termination of any Single Employer Plan or, to the best knowledge of the Company, Multiemployer Plan under Title IV of ERISA has occurred and no Single Employer Plan or Multiemployer Plan has been terminated in whole or in part.

    4.13. Financial Statements.

         The Company has heretofore delivered to the Agent and each Bank copies of the audited Consolidated Balance Sheets of the Company and its Subsidiaries as of December 31, 1991 and December 31, 1992, and the related Consolidated Statements of Earnings, Shareholders' Equity and Cash Flows for the years then ended as filed with the Securities and Exchange Commission on Form 10-K and the unaudited Consolidated Balance Sheets of the Company and its Subsidiaries for the fiscal quarter of the Company ended September 25, 1993, together with the related Statements of Earnings and Cash Flows for the three month period then ended, as filed with the Securities and Exchange Commission on Form 10-Q (collectively, with the related notes and schedules, the "Financial Statements"). The Financial Statements fairly present the financial condition and results of the operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP. Except as reflected in the Financial Statements as of the dates and for the periods indicated therein or in the footnotes thereto, neither the Company nor any Subsidiary has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not. Since December 31, 1992, the Company and each Subsidiary has conducted its business only in the ordinary course and there has been no Material Adverse Change.

    4.14. Environmental Matters.

         Except as set forth on Schedule 4.14, neither the Company nor any Subsidiary (i) has received written notice of, or been threatened with, any claim, demand, action, event, condition, report or investigation indicating or concerning any threatened or actual liability which individually or in the aggregate could reasonably be expected to result in any liability of the Company or any Subsidiary in an aggregate amount (including the amount of any liabilities described in clauses (ii), (iii) and (iv) of this paragraph) in excess of $1,000,000 arising in connection with: (a) any non-compliance with or violation of the requirements of any applicable Environmental Laws or (b) the release or threatened release of any Hazardous Substance into the environment,
(ii) to
the actual knowledge of the corporate officers of the Company, has any threatened or actual liability in connection with the release or threatened release of any Hazardous Substance into the environment which individually or in the aggregate could reasonably be expected to result in any liability of the Company or any Subsidiary in an aggregate amount (including the amount of any liabilities described in clauses (i), (iii) and (iv) of this paragraph) in excess of $1,000,000, (iii) has received written notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Waste or Hazardous Substance into the environment for which the Company or any Subsidiary is or may be liable, which individually or in the aggregate could reasonably be expected to result in any liability of the Company or any Subsidiary in an aggregate amount (including the amount of any liabilities described in clauses (i), (ii) and (iv) of this paragraph) in excess of $1,000,000, or (iv) has received notice that the Company or any Subsidiary is or may be liable to any Person under CERCLA or any analogous state law in an aggregate amount (including the amount of any liabilities described in clauses (i), (ii) and (iii) of this paragraph) in excess of $1,000,000.

    4.15. Franchises, Intellectual Property, Etc.

         The Company and each Subsidiary possesses or has the right to use all franchises, Intellectual Property, licenses and other rights as are material to the conduct of its business, and with respect to which each of the Company and each such Subsidiary is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. No event has occurred which permits or, to the best knowledge of the Company, after notice or lapse of time or any other condition, would permit, the revocation or termination of any such franchise, Intellectual Property, license or other right which could reasonably be expected to have a Material Adverse Effect.

    4.16. Labor Relations.

         There are no material controversies pending between the Company and any of its employees, which could reasonably be expected to have a Material Adverse Effect.

    4.17. Status as Senior Indebtedness.

         The Indebtedness of the Company under the Loan Documents constitutes Senior Indebtedness within the meaning of the Indenture and is either senior to, or pari passu with, all other Indebtedness of the Company.

     4.18. Brazilian Letter of Credit.

         The Brazilian Letter of Credit is the only letter of credit outstanding on the Restatement Effective Date which was not theretofore issued under Section 2.8.


5.  CONDITIONS TO CLOSING

    In addition to the conditions precedent set forth in paragraph 6, the obligation of the Agent and the Banks to execute and deliver this Agreement shall be subject to the fulfillment of the following conditions precedent:

    5.1. Evidence of Corporate Action.

         The Agent shall have received a certificate, dated the Restatement Effective Date, of the Secretary or an Assistant Secretary of the Company (i) attaching a true and complete copy of the resolutions of the Executive Committee of its Board of Directors (in form and substance satisfactory to the Agent and Special Counsel) taken by it to authorize this Agreement, the Notes and the ESOP Guaranty Amendment and the respective transactions contemplated thereby, (ii) certifying that there has been no change to its certificate of incorporation and by-laws since June 10, 1992 or, if so, setting forth the same, (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) attaching a certificate of good standing of the Secretary of State of the State of New York and of each other state in which it is qualified to do business, together with such other documents as the Agent or Special Counsel shall reasonably require; and

    5.2. Notes.

         The Agent shall have received and be in possession of the Notes duly executed by an Authorized Signatory of the Company which Notes shall be delivered by the Agent to the Banks.

    5.3. ESOP Guaranty Amendment.

         The Agent and each Bank shall have received a fully executed copy of the ESOP Guaranty Amendment, duly executed by the parties thereto, and the ESOP Guaranty Amendment shall be in form and substance satisfactory to the Agent.

    5.4. Compliance.

         The Company is in compliance with all of the terms, covenants and conditions of the Loan Documents, there exists no Default or Event of Default and no Material Adverse Change shall have occurred since December 31, 1992, and the Agent shall have received a certificate of an Authorized Signatory of the Company to such effect.

    5.5. Intentionally Omitted.

    5.6. Facility Fee.

         The Facility Fee shall have been paid.

    5.7. Fees of Special Counsel.

         The fees and expenses of Special Counsel shall have been paid.

    5.8. Opinion of Counsel to the Company.

         The Agent shall have received an opinion of Marvin D. Genzer, Vice President, General Counsel and Assistant Secretary of the Company and the Guarantors, addressed to the Agent and the Banks, dated the Restatement Effective Date, substantially in the form of Exhibit G.

    5.9. Opinion of Special Counsel.

         The Agent shall have received an opinion of Special Counsel, addressed to the Agent and the Banks, dated the Restatement Effective Date, substantially in the form of Exhibit H.

    5.10. Collateral.

         The Agent shall have received collateral in cash or cash equivalents acceptable to the Agent pursuant to paragraph 2.8(d) in respect of the L/C 27902 in the sum of $84,140.

    5.11. Other Documents.

         The Agent shall have received such other documents and assurances as the Agent or Special Counsel shall reasonably require.


6.  CONDITIONS OF LENDING - ALL LOANS AND LETTERS OF CREDIT.

    The obligation of each Bank to make any Loan or BNY to issue a Letter of Credit on a Borrowing Date is subject to the satisfaction of the following conditions precedent as of the date of such Loan:

    6.1. Compliance.

         On each Borrowing Date and after giving effect to the Loans to be made or Letter of Credit to be issued thereon, (a) the Company shall be in compliance with all of the terms, covenants and conditions of the Loan Documents, (b) there shall exist no Default or Event of Default, (c) the representations and warranties contained in the Loan Documents and in any certificate, report, or other information furnished in connection with the transactions contemplated hereby, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such Borrowing Date, except such exceptions to such representations and warranties as are indicated in each Borrowing Request which shall be satisfactory to the Agent and the Required Banks in their sole discretion and (d) after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no Material Adverse Change since December 31, 1992. Each borrowing by the Company shall constitute a certification by the Company as of the date of such borrowing that each of the foregoing matters is true and correct in all respects.

    6.2. Loan Closings.

         All documents required by the provisions of this Agreement to be executed or delivered to the Agent on or before the applicable Borrowing Date shall have been executed and shall have been delivered at the office of the Agent set forth in paragraph 11.2 on or before such Borrowing Date.

    6.3. Borrowing Request.

         The Agent shall have received a Borrowing Request duly executed by an Authorized Signatory of the Company.


7.  AFFIRMATIVE COVENANTS

    The Company hereby agrees that, so long as this Agreement is in effect, any Loan or reimbursement obligation (contingent or otherwise) in respect of any Letter of Credit remains outstanding and unpaid, or any other amount is owing under any Loan Document, the Company shall:

    7.1. Financial Statements.

         Maintain, and cause each Subsidiary to maintain, a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Agent and each Bank:

         (a) As soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of

(i) the Consolidated and Consolidating Balance Sheets of the Company and its Subsidiaries as at the end of such fiscal year and (ii) the Consolidated and Consolidating Statements of Earnings, Shareholders' Equity and Cash Flows of the Company and its Subsidiaries as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year. Such Consolidated Balance Sheets and Statements of Income, Retained Earnings and Cash Flows shall be certified by the Accountants, which certification shall (1) state that the examination by such Accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances and (2) include the opinion of such Accountants that such Consolidated financial statements have been prepared in accordance with GAAP in all material respects in a manner consistent with prior fiscal periods, except as otherwise specified in such opinion. Notwithstanding any of the foregoing, the Company may satisfy its obligation to furnish Consolidated Balance Sheets and Consolidated Statements of Earnings, Shareholders' Equity and Cash Flows of the Company by furnishing to the Agent and each Bank a copy of the Company's annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided the Company is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made.

         (b) As soon as available, but in no event later than 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Company a copy of (i) the Consolidated and Consolidating Balance Sheets of the Company as at the end of each such quarterly period and (ii) the Consolidated and Consolidating Statements of Earnings and Cash Flows for such period and for the elapsed portion of the fiscal year through such date and the Consolidated Statements of Cash Flows for the elapsed portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, subject to year end audit adjustments, certified by a senior financial officer or senior accounting officer of the Company (or such other officer acceptable to the Agent) as being complete and correct in all material respects and as presenting fairly the financial condition and results of operations and cash flows of the Company and its Subsidiaries on a Consolidated basis. Notwithstanding any of the foregoing, the Company may satisfy its obligation to furnish quarterly Consolidated Balance Sheets and Consolidated Statements of Earnings and Cash Flows of the Company by furnishing to the Agent and each Bank a copy of the Company's quarterly report on Form 10-Q in respect of such fiscal quarter together with the financial statements required to be attached thereto, provided the Company is required to file such quarterly report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made.

         (c) The financial statements required to be delivered pursuant to paragraphs 7.1(a) and 7.1(b) shall be accompanied by a certificate of a senior financial officer or senior accounting officer of the Company (or such other officer as shall be acceptable to the Agent), in detail reasonably satisfactory to the Agent (i) stating that there has occurred no condition or event which would constitute a Default or Event of Default, and, if so, specifying in such certificate all such violations, conditions and events, and the nature and status thereof, (ii) containing computations showing compliance with the provisions of paragraphs 8.1, 8.3(ii), 8.4, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14
and 8.15 and (iii) setting forth the Receivables included in the Borrowing Base that are due from account debtors not located in the United States and which either (x) are not due from a foreign Governmental Body or (y) are not backed by a commercial letter of credit issued and/or confirmed by a financial institution reasonably satisfactory to the Agent and the Required Banks.

         (d) Within (i) 45 days after the end of each fiscal month of the Company (except 60 days after the end of the last fiscal month of the fiscal year), a Borrowing Base Certificate prepared as of the close of such month, and
(ii) 45 days after the end of each fiscal quarter of the Company (except 90 days after the end of the last fiscal quarter of the fiscal year) a Compliance Certificate, prepared as of the close of such fiscal quarter, in each case certified by the Chief Financial Officer of the Company (or such other officer as shall be acceptable to the Agent).

    7.2  Certificates; Other Information.

         Furnish to the Agent and each Bank:

         (a) Prompt written notice if: (i) any Indebtedness of the Company or any Subsidiary, individually or in the aggregate in excess of $25,000, is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, (ii) a default shall have occurred under any note (other than the Notes) which could result individually or in the aggregate in a liability in excess of $25,000, or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Company or any Subsidiary has the right to declare any such Indebtedness due and payable prior to its stated maturity as a result of such default, or (iii) there shall occur and be continuing a Default or an Event of Default;

         (b) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Company or any Subsidiary a party to any proceeding before any Governmental Body (including, without limitation, proceedings relating to any alleged non-compliance with or alleged violation of the requirements of any applicable Environmental Law) which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any material license, permit, franchise or other authorization issued to the Company by any Governmental Body, (iii) any refusal by any Governmental Body to renew or extend any such material license, permit, franchise or other authorization and (iv) any cancellation or termination of any material contract or any dispute between the Company and any Person, which lapse, termination, refusal, cancellation, termination or dispute could reasonably be expected to have a Material Adverse Effect;

         (c) Prompt written notice in the event that (i) the Company or any Subsidiary shall receive notice from the Internal Revenue Service or the Department of Labor that the Company shall have failed to meet the minimum funding requirements of Section 412 of the Code with respect to a Single Employer Plan or a Multiemployer Plan, if applicable, and include therewith a copy of such notice, or (ii) the Company gives or is required to give notice to the PBGC of any Reportable Event with respect to a Plan, or knows that the plan administrator of a Plan or a Multiemployer Plan has given or is required to give notice of any such Reportable Event;

         (d) With respect to a Single Employer Plan, copies of any request for a waiver of the funding standards or any extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after any such request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be;

         (e) Any other information regarding the condition (financial or otherwise), operations, business, prospects or Property of the Company or any Subsidiary which may reasonably be requested by the Agent or any Bank.

    7.3. Legal Existence.

         Maintain, and cause each Subsidiary to maintain, its corporate or other existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

    7.4. Taxes.

         Pay and discharge when due, and cause each Subsidiary so to do, all Taxes upon or with respect to the Company or such Subsidiary and upon the income, profits and Property of the Company and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on the Property of the Company or such Subsidiary (other than a Permitted Lien) individually or in the aggregate in excess of $25,000, unless and to the extent that such Taxes, shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary and provided that any such contested Tax shall not constitute, or create, a Lien on any Property of the Company or such Subsidiary other than a Permitted Lien individually or in the aggregate in excess of $25,000, and further provided that such reserve or other appropriate provision, if any, as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

    7.5. Insurance.

         Maintain, and cause each Subsidiary to maintain, insurance with financially sound insurance carriers on such of its Property, against at least such risks, and in at least such amounts, as are usually insured against by similar businesses and which, in the case of property insurance, shall be in amounts sufficient to prevent the Company from becoming a co-insurer, including, without limitation, public liability (bodily injury and property damage), fidelity, and workers' compensation with deductibles not exceeding $25,000 per occurrence, and file with the Agent within 10 days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the Property and risks covered thereby, together with a certificate of the Chief Financial Officer (or such other officer as shall be acceptable to the Agent) of the Company certifying that in the opinion of such officer such insurance is adequate in nature and amount, complies with the obligations of the Company under this paragraph 7.5, and is in full force and effect.

    7.6. Payment of Indebtedness and Performance of Obligations.

         Pay and discharge, and cause each Subsidiary to pay and discharge, when due all lawful Indebtedness, obligations (including, without limitation, royalties and fees due third parties) and claims for labor, materials and supplies or otherwise which, if unpaid, (i) could reasonably be expected to have a Material Adverse Effect, or (ii) would become a Lien upon Property of the Company or such Subsidiary other than a Permitted Lien, unless and to the extent that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and further provided that such reserve or other appropriate provision, if any, as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

    7.7. Condition of Property.

         At all times and to the extent that it is within the control of the Company or a Subsidiary, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each Subsidiary so to do, all Property material to the operation of the Company's, or such Subsidiary's, business.

    7.8. Observance of Legal Requirements.

         Observe and comply, and cause each Subsidiary to observe and comply, in all material respects with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Bodies, which now or at any time hereafter may become applicable to the Company or such Subsidiary, the violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, provided that such reserve or other appropriate provision, if any, as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

    7.9. Inspection of Property; Books and Records; Discussions.

         Keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Agent and each Bank to visit the offices of the Company and its Subsidiaries during normal business hours, to inspect any of its Property and examine and, at the Company's expense, make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, Property and financial condition of the Company and its Subsidiaries with the officers thereof and with the Accountants.

    7.10. Environmental Matters.

         Notify the Agent and each Bank in writing within 5 Business Days, and cause each Subsidiary so to do, in the event the Company or such Subsidiary obtains, gives or receives notice of any new Release or threat of Release of any Hazardous Substances or Hazardous Wastes at any Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that the Company or such Subsidiary is potentially responsible for investigation or cleanup of environmental conditions at any Real Property, demand letter, complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting any Real Property or the Company's or such Subsidiary's interest therein (each of the foregoing, an "Environmental Complaint") from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which such Real Property is located or the United States Environmental Protection Agency (each such Person, an "Authority") and which the Company has not previously disclosed to the Agent. The receipt of such information shall not create any obligation upon the Agent or any Bank with respect thereto other than as provided in paragraph 11.18.

    7.11. Licenses, Etc.

         Maintain and cause each Subsidiary to maintain, in full force and effect, all licenses, copyrights, patents and other Intellectual Property, including all licenses, permits, applications, reports, authorizations and other rights as are necessary for the conduct of its business, the loss of which would have a Material Adverse Effect.

    7.12. Significant Subsidiaries.

         Furnish to the Agent and each Bank prompt written notice if any Person which is not a Guarantor becomes a Significant Subsidiary and thereupon cause such Subsidiary promptly to execute and deliver to the Agent, a Guaranty and such other documentation, including, without limitation, resolutions, certificates and opinions of counsel, as the Agent shall reasonably request.

    7.13. Audit Report.

         Furnish (at the Company's reasonable expense) to the Agent and each Bank within fourteen days after the Restatement Effective Date an audit report with respect to the Receivables of the Company and its Subsidiaries prepared by a Person selected by or satisfactory to the Agent.


8.  NEGATIVE COVENANTS

    The Company hereby agrees that, so long as this Agreement is in effect, any Loan or reimbursement obligation (contingent or otherwise) in respect of any Letter of Credit remains outstanding and unpaid, or any other amount is owing under any Loan Document, the Company shall not, directly or indirectly:

    8.1. Borrowing.

         Create, incur, assume or suffer to exist any liability for Indebtedness, or permit any Subsidiary so to do, except (i) Indebtedness under the Loan Documents and in respect of the Letters of Credit, (ii) Indebtedness of the Company and its Subsidiaries existing on the Restatement Effective Date as set forth on Schedule 8.1, (iii) Indebtedness of EDO Canada under the EDO Canada Line not in excess of $1,000,000 at any one time outstanding, (iv) other Indebtedness of the Company and its Subsidiaries not exceeding the aggregate sum of $3,000,000 less the amount described in clause (v) below, (v) purchase money indebtedness incurred in connection with the purchase, after the date hereof, of any Property, in an aggregate principal amount not to exceed $500,000 at any one time outstanding, (v) the Subordinated Debt, (vi) Indebtedness in respect of the Letters of Credit and under the ESOP Guaranty and (vii) Indebtedness of a Subsidiary to another Subsidiary in respect of advances for working capital purposes in the ordinary course of business.

    8.2. Liens.

         Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or covenant or agree with any Person not to grant a Lien in favor of any other Person (other than in favor of the Agent and the Banks hereunder), or permit any Subsidiary so to do, except (i) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with paragraph 7.4, provided that enforcement of such Liens is stayed pending such contest, (ii) Liens in connection with workers' compensation, unemployment insurance or other social security obligations (but not ERISA), (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) zoning ordinances, easements, subleases, rights-of-way, minor defects, irregularities, and other similar restrictions affecting real property which do not materially adversely affect the value of such real property or the financial condition of the Company or such Subsidiary or materially impair its use for the operation of the business of the Company or such Subsidiary, (v) statutory Liens arising by operation of law such as mechanics', materialmen's, carriers', warehousemen's, landlord's and other similar liens incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with paragraph 7.6, provided that enforcement of such Liens is stayed pending such contest, (vi) Liens arising out of judgments or decrees (other than any judgment or decree issued with respect to the EPA Litigation) not in excess of $1,000,000 in the aggregate which have not been in existence for more than 60 days or which are being contested in accordance with paragraph 7.6, provided that enforcement of such Liens is stayed during such contest,
(vii) purchase money Liens in Property of the Company acquired after the date hereof to secure Indebtedness of the Company, to the extent permitted by paragraph 8.1(v), incurred in connection with the acquisition of such Property, provided that the Lien thereof is limited to such Property so acquired, (viii) Liens to secure Indebtedness permitted by paragraph 8.1(iv) or (ix) Liens on Property of the Company and its Subsidiaries existing on the Restatement Effective Date as set forth on Schedule 8.2 and renewals thereof.

    8.3. Merger and Acquisition or Sale of Property.

         Consolidate with, be acquired by, or merge into or with any Person, or sell, lease or otherwise dispose of all or substantially all of its Property or its Stock, or acquire all or substantially all of the Stock or Property of any Person, or permit any Subsidiary to do any of the foregoing without the prior written consent of the Agent and the Banks.

    8.4. Dividends; Purchase of Stock and Subordinated Debt.

         Declare any dividends (other than dividends payable solely in common Stock) on, or make any payment on account of, or set apart Property for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Stock or other similar equity interests or warrants or other rights issued in respect thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, Property or otherwise, or permit any Subsidiary so to do, except (i) a wholly-owned Subsidiary may declare and pay dividends to the Company, (ii) the Company may declare and pay cash dividends on its ESOP Preferred Stock in an amount not in excess of $17.10 per share in any fiscal year of the Company provided that the Company has sufficient cash and cash equivalents on hand on the date of payment to make such payment, and (iii) provided that no Default or Event of Default has occurred and is then continuing or would occur giving effect to such declaration or payment, (a) the Company may declare and pay cash dividends for a fiscal year of the Company on its common Stock in an aggregate amount not in excess of the Dividend Limitation for such fiscal year and (b) the Company may repurchase shares of ESOP Preferred Stock to the extent required for the normal operation of the ESOP.

    8.5. Investments, Loans, Etc.

         At any time, purchase or otherwise acquire, hold or invest in the Stock of, or any other interest in, any Person (including, without limitation, any investment in a partnership with respect to which the Company is a general partner), or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, whether by way of capital contribution or otherwise, in or with any Subsidiary or any other Person (all of which are sometimes referred to herein as "Investments"), or permit any Subsidiary so to do, except:

         (a) Investments in short-term certificates of deposit or overnight bank deposits issued by any Bank, or any other commercial bank, trust company or banking association incorporated under the laws of the United States or any State having undivided capital surplus and retained earnings exceeding $250,000,000; and

         (b) Investments in short-term direct obligations of the United States of America or agencies thereof whose obligations are guaranteed by the United States of America;

         (c) Investments in commercial paper rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Services, Inc.;

         (d) Investments made for working capital purposes in the ordinary course of business in wholly-owned Subsidiaries, provided that such Investments are made in the form of demand loans; and

         (e) (i) Investments in Subsidiaries (other than wholly-owned Subsidiaries) and (ii) Investments in any other Person constituting a minority interest in such Person, provided that such Investment shall not exceed (x) $2,000,000 in the case of each such Subsidiary or other Person and (y) $4,000,000 in the aggregate with respect to all such Subsidiaries and other Persons.

         Nothing herein shall be deemed to permit any Investment by the Company in any partnership in which the Company is a general partner.

    8.6. Business Changes.

         Except to the extent expressly permitted by paragraph 8.3, materially change the nature of the business of the Company and its Subsidiaries taken as a whole as conducted on the date hereof, or alter or modify its corporate name or capital structure or alter its accounting principles, treatment or recording practices, except as required by GAAP, or permit any Subsidiary so to do.

    8.7. Sale of Property.

         Sell, exchange, lease, transfer or otherwise dispose of any Property to any Person, or permit any Subsidiary so to do, except (a) sales of inventory in the ordinary course of business,

(b) sales, transfers or dispositions of equipment in the ordinary course of business if effected for the purpose of replacing such equipment with equipment to be owned by the Company or such Subsidiary, (c) the sale of the Salt Lake City, Utah property and [(d) sales or other dispositions of other Property by the Company or any Subsidiary resulting in aggregate Net Sales Proceeds in excess of $1,000,000 for all such sales, as to which the following conditions have been satisfied:

         (i) no Default or Event of Default shall exist immediately before or after giving effect to such sale,

         (ii) the consideration received or to be received by the Company or any Subsidiary shall be payable in cash on or before the closing of such sale and shall not be less than the fair market value of the Property so sold as reasonably determined by the Board of Directors of the Company or such Subsidiary,

         (iii) 100% of the Net Sales Proceeds shall be applied to the prepayment of Loans and the reduction of the Borrowing Base pursuant to Section 2.5(c), and

         (iv) within 10 Business Days prior to each such sale, the Agent and the Banks shall have received a certificate in respect of each such sale signed by an Authorized Signatory of the Company identifying the Property to be sold and stating (x) that immediately before or after giving effect to such sale, no Default or Event of Default shall exist, (y) that the consideration received or to be received by the Company or such Subsidiary for the Property so sold has been determined by the Board of Directors thereof to be not less than the fair market value of such Property and (z) the total consideration to be paid in respect of such sale.

    8.8. Subsidiaries.

         Except as otherwise permitted by paragraph 8.5(e), create or acquire any Significant Subsidiary, or permit any Subsidiary so to do, unless simultaneously therewith, such Significant Subsidiary shall become a Guarantor under a Guaranty and shall deliver such other documentation, including, without limitation, resolutions, certificates and opinions of counsel, as the Agent shall reasonably request.

    8.9. Quick Ratio.

         Permit at any time the Quick Ratio to be less than 1.50:1.0.

    8.10. Current Ratio.

         Permit at any time the Current Ratio to be less than 2.0:1.0.

    8.11. Leverage Ratio.

         Permit at any time the Leverage Ratio to exceed 1.0:1.0.

    8.12. Interest Coverage Ratio.

         Permit (i) as of the end of the fiscal year of the Company ending December 31, 1994, the Interest Coverage Ratio to be less than 1.375:1.00 and
(ii) as of the end of the fiscal quarters set forth below, the Interest Coverage Ratio to be less than the ratios set forth below:

         Fiscal Quarter Ending              Ratio

         September 25, 1993                 Not tested
         December 31, 1993                  Not tested
         March 26, 1994                     0.25:1.00
         June 25, 1994                      1.25:1.00
         September 24, 1994                 1.75:1.00
         December 31, 1994 and
           each fiscal quarter
           thereafter                       2.25:1.00.

    8.13. Minimum Consolidated Capital Funds.

         Permit at any time (i) prior to December 31, 1994, Consolidated Capital Funds to be less than $62,300,000 and (ii) on and after December 31, 1994, Consolidated Capital Funds to be less than $63,300,000.

    8.14. Minimum Consolidated Net Worth.

         Permit at any time (i) prior to December 31, 1994, Consolidated Net Worth to be less than $33,000,000 and (ii) on and after December 31, 1994, Consolidated Net Worth to be less than $34,000,000.

    8.15. Capital Expenditures.

         During any fiscal year, make any capital expenditures or fixed asset acquisitions, or, without duplication, incur any obligation so to do or permit any Subsidiary so to do, in an aggregate Consolidated amount exceeding $4,000,000. Capital expenditures and fixed asset acquisitions shall be calculated on a non-cumulative basis so that amounts not expended in any fiscal year may not be carried over and expended in subsequent fiscal years.

    8.16. Compliance with ERISA.

         Adopt any Plan other than those listed on Schedule 4.12 or engage in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan which could reasonably be expected to result in any fine or tax in excess of $25,000, or incur any "accumulated funding deficiency," as such term is defined in Section 412 of the Code or Section 302 of ERISA in excess of $25,000, or terminate any Plan which could reasonably be expected to result in any liability to the PBGC, or permit the occurrence of any Reportable Event or any other event or condition which could reasonably be expected to result in a termination by the PBGC of any Plan, or withdraw or effect a partial withdrawal from any Multiemployer Plan, if any such withdrawal would result in any withdrawal liability in excess of $25,000, or permit any Subsidiary so to do.

    8.17. Certificate of Incorporation and By-laws.

         Amend or otherwise modify its certificate of incorporation or by-laws, or permit any Subsidiary so to do, in any way which would adversely affect the interests of the Banks under any of the Loan Documents or the obligations of the Company and the Guarantors under the Loan Documents.

    8.18. Prepayments of Indebtedness.

         Prepay, purchase or redeem, or obligate itself to prepay, purchase or redeem, in whole or in part, any Indebtedness (except the Notes), or permit any Subsidiary so to do.

    8.19. Sale and Leaseback.

         Enter into any arrangement with any Person (the "Transferee Person"), or permit any Subsidiary so to do, providing for the leasing by the Company (or such Subsidiary) of Property which has been or is to be sold or transferred by the Company (or such Subsidiary) to such Transferee Person or to any other Person to whom funds have been or are to be advanced by such transferee Person on the security of such Property or rental obligations of the Company (or such Subsidiary).

    8.20. Amendments, Etc. of Certain Agreements.

         Enter into or agree to any amendment, modification or waiver of any term or condition of, or, to the extent that it has the power or right to control the ESOP or the ESOP Trustee, permit the ESOP or the ESOP Trustee so to do, (a) the Debentures, the Indenture, in any way which would adversely affect the interests of the Agent or any Bank under any of the Loan Documents or the obligations of the Company or the Guarantors under the Loan Documents, (b) Sections 10(b)(i), 10(b)(iv), 10(b)(v), 10(b)(vi),

10(b)(vii), 10(b)(viii), 10(b)(ix), 10(b)(x), 10(b)(xi), 10(b)(xii),
10(b)(xiii), 10(b)(xiv), 12, 13, 20 or 21, of the ESOP Guaranty, or any defined term applicable thereto, in any way which would be more restrictive on, or increase the liability of, the Company, (c) any provision of the ESOP Loan Agreement or the ESOP Note which directly or indirectly increases the amount of the Contingent Obligations of the Company or (d) Section 10 of the ESOP Pledge Agreement in any way which would be more restrictive on, or increase the liability of, the Company.

    8.21. Issuance of Additional Capital Stock.

         Issue any additional Stock or other equity interests, or permit any Subsidiary so to do, except for (i) common Stock and (ii) such shares of ESOP Preferred Stock as may be required for the normal operation of the ESOP.

    8.22. Fiscal Year.

         Change its fiscal year from that in effect on the Restatement Effective Date, or permit any Subsidiary to do so.

    8.23. Transactions with Affiliates.

         Become, or permit any Subsidiary to become, a party to any transaction with an Affiliate of the Company or such Subsidiary unless the terms and conditions relating to such transaction are at least as favorable to the Company or such Subsidiary as those which would be obtainable at that time in an arm's length transaction with a Person other than an Affiliate. For purposes of this paragraph, (i) non-cash transactions with Affiliates, such as the loaning of employees, corporate manuals, in house accounting services and similar items, (ii) transactions with Affiliates (other than those described in clause (i)) which, in the good faith and sound business judgment of a corporate executive of the Company or such Subsidiary, will produce a benefit to the Company or to the Company and its Subsidiaries taken as a whole, in each case which are entered into in the ordinary course of the Company's or such Subsidiary's business as currently conducted, and (iii) transactions between
(x) the Company and one or more Guarantors and (y) between two or more Guarantors shall not be deemed to be prohibited by this paragraph.


9.  DEFAULT

    The following shall each constitute an "Event of Default" hereunder:

         (a) The failure of the Company to pay any installment of principal or interest on any Note or any fees, expenses or other amounts due under the Loan Documents on the date when due and payable; or

         (b) The use by the Company of the proceeds of any Loan in a manner inconsistent with or in violation of paragraph 2.18; or

         (c) The failure of the Company to observe or perform any covenant or agreement contained in paragraph 7.3 or paragraph 8; or

         (d) The failure of the Company to observe or perform any other term, covenant, or agreement contained in this Agreement and such failure shall have continued unremedied for a period of 45 days after the Company shall have obtained knowledge thereof; or

         (e) Any representation or warranty of the Company or any Subsidiary (or of any officer of the Company or any Subsidiary on its behalf) made in this Agreement or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant to this Agreement, shall prove to have been incorrect in any material respect when made; or

         (f) Obligations of the Company (other than its obligations under the Notes) and its Subsidiaries, whether as principal, guarantor, surety or other obligor, for the payment of Indebtedness in excess of $1,000,000 in the aggregate (i) shall become or shall be declared to be in default and due and payable prior to the expressed maturity or expiration thereof, or (ii) shall not be paid when due or within any grace period for the payment thereof, or
(iii) the holder of any thereof shall have the right to declare the same in default and due and payable prior to the expressed maturity thereof; or

         (g) The Company or any Subsidiary shall (i) suspend or discontinue its business, or (ii) make an assignment for the benefit of creditors, or (iii) generally not be paying its debts as such debts become due, or (iv) admit in writing its inability to pay its debts as they become due, or (v) file a voluntary petition in bankruptcy or be the subject of a petition for compulsory winding up or shall pass a resolution to wind up by means of a creditor's voluntary winding up, or (vi) become insolvent (however such insolvency shall be evidenced), or (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, or (viii) petition or apply to any tribunal for any receiver, custodian, administrator liquidator, fiscal agent or any trustee for any substantial part of its Property, or (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, or (x) file any answer admitting or not contesting the allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, or
(xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the winding up, liquidation or dissolution of the Company or any Subsidiary; or

         (h) An order for relief is entered under any bankruptcy, insolvency or similar laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Company or any Subsidiary, a bankrupt or insolvent, or (ii) approving as properly filed a petition seeking the reorganization, liquidation, arrangement, adjustment, winding up or composition of or in respect of the Company or any Subsidiary, under the United States bankruptcy laws or any other applicable Federal or state law, or (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, fiscal agent (or other similar official) of the Company or any Subsidiary, or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Company or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of 60 days; or

         (i) Judgments or decrees against the Company and/or its Subsidiaries in excess of $3,500,000 in the aggregate which are not covered by insurance shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 90 days; or

         (j) The occurrence of an Event of Default under and as defined in the Guaranty or any Guarantor shall disavow its obligations under the Guaranty; or

         (k) Any Loan Document shall cease, for any reason, to be in full force and effect or the Company or any Subsidiary shall so assert in writing.

     Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in clauses (g) or (h) above, the Commitments shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon, any reimbursement obligations owing or contingently owing in respect of all outstanding Letters of Credit, and all other amounts owing under the Loan Documents shall immediately become due and payable without declaration or notice to the Company, and the Company shall forthwith deposit an amount equal to the Letter of Credit Exposure in a cash collateral account with and under the exclusive control of the Agent, and the Agent may, and upon the direction of the Required Banks shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents, and
(b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Banks, the Agent may, and upon the direction of the Required Banks shall, by notice to the Company, declare the Commitments to be terminated, forthwith, whereupon the Commitments shall immediately terminate, and (ii) with the consent of the Required Banks, the Agent may, and upon the direction of the Required Banks shall, by notice of default to the Company, declare the Loans, all accrued and unpaid interest thereon, any reimbursement obligations owing or contingently owing in respect of all outstanding Letters of Credit, and all other amounts owing under the Loan Documents to be due and payable on demand or forthwith, whereupon the same shall immediately become so due and payable, and the Company shall forthwith deposit an amount equal to the Letter of Credit Exposure in a cash collateral account with and under the exclusive control of the Agent, and the Agent may, and upon the direction of the Required Banks shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents. Except as otherwise provided in this paragraph 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

     In the event that the Commitments shall have been terminated or the Notes shall have been declared due and payable pursuant to the provisions of this paragraph 9, any funds received by the Agent and the Banks from or on behalf of the Company shall be applied by the Agent and the Banks in liquidation of the Loans and the obligations of the Company hereunder and under the Letters of Credit and the Notes and the obligations of Guarantors in the following manner and order: (i) first, to reimburse the Agent and the Banks for any expenses due from the Company pursuant to the provisions of paragraph 11.5; (ii) second, to the payment of accrued and unpaid Commitment Fees, the Facility Fee and all other fees, expenses and amounts due hereunder and in the Loan Documents (other than principal and interest on the Notes); (iii) third, to the payment of interest due on the Notes; (iv) fourth, to the payment of principal outstanding on the Notes and the Letter of Credit Exposure; and (v) fifth, to the payment of any other amounts owing to the Agent and the Banks under any of the Loan Documents.


10. THE AGENT

    10.1. Appointment.

         Each Bank hereby irrevocably designates and appoints BNY as the Agent of such Bank under the Loan Documents and each such Bank hereby irrevocably authorizes BNY, as the Agent for such

Bank, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any of the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

    10.2. Delegation of Duties.

         The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

    10.3. Exculpatory Provisions.

         Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Agent for its own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Person or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, the Loan Documents or for the value, validity, perfection of Liens, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of any party thereto, or any other Person to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Company or any Subsidiary. The Agent shall not be under any liability or responsibility whatsoever, as Agent, to the Company or any Subsidiary or any other Person as a consequence of any failure or delay in performance, or any breach, by any Bank of any of its obligations under any of the Loan Documents.

    10.4. Reliance by Agent.

         The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, telegram, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon the advice and statements of counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may treat each Bank, or the Person designated in the last notice filed with it under this paragraph, as the holder of all of the interests of such Bank in its Loans and in its Notes until written notice of transfer, signed by such Bank (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent, shall have been filed with the Agent. The Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

    10.5. Notice of Default.

         The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless one of the officers of the Agent immediately responsible for matters concerning this Agreement has received written notice thereof from a Bank or the Company. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Banks.

    10.6. Non-Reliance on Agent and Other Banks.

         Each Bank expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent, including any review of the affairs of the Company or any Subsidiaries thereof, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Company and its Subsidiaries and made its own decision to enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under this Agreement or any of the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Each Bank acknowledges that a copy of the Loan Documents and all exhibits and schedules hereto and thereto have been made available to it and its individual legal counsel for review, and each Bank acknowledges that it is satisfied with the form and substance of the Loan Documents and the exhibits and schedules hereto and thereto. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Company or its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

    10.7. Indemnification.

         Each Bank agrees to indemnify the Agent in its capacity as such, ratably according to its Commitment Percentage from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including, without limitation, any amounts paid to the Banks (through the Agent) by the Company or any Guarantor pursuant to the terms hereof, that are subsequently rescinded or avoided, or must otherwise be restored or returned which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents or any other documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Agent. The agreements in this paragraph shall survive the payment of the Notes and all other amounts payable under the other Loan Documents.

     10.8. Agent in Its Individual Capacity.

         BNY and its respective affiliates may make loans to, accept deposits from, issue letters of credit for the account of and generally engage in any kind of business with, the Company and its Subsidiaries as though BNY was not Agent hereunder. With respect to the Commitment made or renewed by BNY and any
Note issued to BNY, BNY shall have the same rights and powers under the Loan Documents as any Bank and may exercise the same as though it was not the Agent, and the terms "Bank" and "Banks" shall in each case include BNY.

    10.9. Successor Agent.

         If at any time the Agent deems it advisable, in its sole discretion, it may submit to each of the Banks a written notification of its resignation as Agent under the Loan Documents, such resignation to be effective on the thirtieth day after the date of such notice. Upon any such resignation, the Required Banks shall have the right, with the prior written consent of the Company (which consent shall not be unreasonably withheld) if at such time no Default or Event of Default exists, to appoint from among the Banks a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, with the prior written consent of the Company (which consent shall not be unreasonably withheld) if at such time no Default or Event of Default exists, appoint a successor Agent, which successor Agent shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent's rights, powers, privileges and duties as Agent under the Loan Documents shall be terminated. The Company and the Banks shall execute such documents as shall be necessary to effect such appointment. After any retiring Agent's resignation or removal under the Loan Documents as Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. If at any time hereunder there shall not be a duly appointed and acting Agent, the Company agrees to make each payment due under the Loan Documents directly to the Banks entitled thereto.

11. OTHER PROVISIONS.

    11.1. Amendments and Waivers.

         With the written consent of the Required Banks (or, if the Letter of Credit Exposure attributable to Surety Letters of Credit exceeds $1,000,000, all of the Banks), the Agent and the appropriate parties to the Loan Documents may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Banks (or, if the Letter of Credit Exposure attributable to Surety Letters of Credit exceeds $1,000,000, all of the Banks), the Agent on behalf of the Banks may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall (i) increase the Commitment of any Bank or the aggregate Commitments of the Banks, (ii) change the maturity date of any Note, (iii) change the rate of interest of, extend the time or manner of payment of or increase or forgive the principal amount of any Note, (iv) decrease the Commitment Fee, Letter of Credit Commissions or extend the time of payment thereof, (v) release any guarantor under any guarantee,
(vi) increase the advance rate under the Borrowing Base with respect to the Loans and Letters of Credit or (vii) change the provisions of paragraphs 3.5,
8.3 or 11.1 without the consent of all of the Banks; and provided further that no such amendment, supplement, modification or waiver shall amend, modify or waive any provision of paragraph 10 or otherwise change any of the rights or obligations of the Agent under the Loan Documents without the written consent of the Agent. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Banks and shall be binding upon the parties to the applicable Loan Document, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, the parties to the applicable Loan Document, the Banks and the Agent shall be restored to their former position and rights under the Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

    11.2. Notices.

         All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being deposited in the mail, first-class postage prepaid, or, in the case of telecopier notice, when sent, addressed as follows in the case of the Company and the Agent, and as set forth on Schedule
1.1 in the case of each of the Banks, or to such other addresses as to which the Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes:

if to the Company, at:

         EDO Corporation.
         14-04 111th Street
         College Point, New York 11356-1434
         Attention: Vice President-Finance
         Telecopy:  (718) 321-4194
         Telephone: (718) 321-4050

if to the Agent, at:

         The Bank of New York
         One Wall Street
         Agency Function Administration
         18th Floor
         New York, New York 10286
         Attention:  Kalyani Bose
         Telephone:  (212) 635-4693
         Telecopy:   (212) 635-6365

         with a copy to:

         The Bank of New York
         530 Fifth Avenue
         New York, New York 10036
         Attention: Joanne Collett,
                    Vice President
         Telephone: (212) 852-4047
         Telecopy:  (212) 852-4252

except that any notice, request or demand by the Company to or upon the Agent or the Banks pursuant to paragraphs 2.3, 2.4 or 2.5 shall not be effective until received.

    11.3. No Waiver; Cumulative Remedies.

         No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     11.4. Survival of Representations and Warranties.

         All representations and warranties in any Loan Document or any other document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of the Loan Documents so long as any amount remains outstanding under any Loan Document.

    11.5. Payment of Expenses and Taxes; Indemnities.

         (a) The Company agrees, promptly upon presentation of a statement or invoice therefor, and whether or not any Loan is made, (a) to pay or reimburse the Agent and the Banks for all their reasonable out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, and any amendment, waiver, consent, supplement or modification to, the Loan Documents, any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of Special Counsel and counsel to each Bank, (b) to pay or reimburse the Agent and the Banks for all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and any such documents, including, without limitation, reasonable fees and disbursements of counsel, (c) to pay, indemnify, and hold each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (d) to pay, indemnify and hold each Bank and the Agent and each of their respective officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to the execution, delivery, enforcement and performance of the Loan Documents or the use of the proceeds of the Loans (all the foregoing, collectively, the "Indemnified Liabilities") and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Company agrees to make the maximum payment permitted under applicable law; provided, however, that the Company shall have no obligation hereunder to pay Indemnified Liabilities to the Agent or any Bank arising from the gross negligence or willful misconduct of the Agent or such Bank. The agreements in this paragraph shall survive the termination of the Commitments and the payment of the Notes, and all other amounts payable under the Loan Documents.

         (b) The Company agrees to indemnify and hold harmless the Agent and each Bank and their respective affiliates, directors, officers, employees, attorneys and agents (each an "Indemnified Person") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel of such Indemnified Person) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon (a) any untrue statement or alleged untrue statement of any material fact by the Company or any Subsidiary in any document or schedule executed or filed with any Governmental Body by or on behalf of the Company or any Subsidiary; (b) any omission or alleged omission to state any material fact required to be stated in such document or schedule;
(c) any acts, practices or omissions or alleged acts, practices or omissions of the Company, any Subsidiary or its respective agents relating to the use of the proceeds of any or all borrowings made by the Company which are alleged to be in violation of paragraph 2.18, or in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable thereto; (d) any acquisition or proposed acquisition by the Company or any Subsidiary of all or a portion of the Stock, or all or a portion of the assets, of any Person whether or not such Indemnified Person is a party thereto or (e) any purchase by the Company of its Stock. Notwithstanding the foregoing, in the event that the Indemnified Persons do not, in the determination of the Agent, have conflicting interests, the Company shall not be obligated to pay for more than one counsel for the Indemnified Persons and one local counsel in each jurisdiction in which the Indemnified Persons determined that local counsel is necessary. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Company to each Indemnified Person hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Commitments and the payment of all indebtedness of the Company under the Loan Documents, provided that the Company shall have no obligation under this paragraph to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court to have resulted from the gross negligence or wilful misconduct of such Indemnified Person.

    11.6. Successors and Assigns.

         (a) The Loan Documents to which the Company is a party shall be binding upon and inure to the benefit of the Company, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign, delegate or transfer any of its rights or obligations under any Loan Document without the prior written consent of the Agent and each Bank.

         (b) Each Bank shall have the right at any time, upon written notice to the Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of its Loans, its Commitment, its Letter of Credit Commitment and its Notes to one or more affiliates of such Bank, to one or more of the other Banks (or to affiliates of such other Banks) or with the prior written consent of the Company (which consent shall not be unreasonably withheld), to any other bank, insurance company, pension fund, mutual fund or other financial institution, provided that each such sale, assignment, transfer or negotiation shall be in a minimum amount equal to 10% of the Commitments, and for each assignment, the parties to such assignment shall execute and deliver to the Agent an Assignment and Acceptance Agreement along with a fee (the "Assignment Fee") of $2,000. Upon execution, delivery, acceptance and consent, and recording by the Agent, from and after the effective date specified in such Assignment and Acceptance Agreement and agreed to by the Agent, the assignee thereunder shall be a party hereto and a "Bank" and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Bank thereunder shall be released from its obligations under this Agreement. No Bank shall sell, assign, transfer or negotiate more than 50% of the initial amount of its Note or Commitment without the written consent of the Company and the Agent. The Company agrees upon written request of the Agent to execute and deliver (i) to such assignee, Notes, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the Loans assigned to, and Commitments assumed by, such assignee and (ii) to such assignor Bank, Notes, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the balance of such assignor Bank's Loans and Commitments. Upon any such sole assignment or other transfer, the Commitments and the Commitment Percentages set forth in Exhibit A shall be adjusted accordingly.

         (c) Each Bank may grant participations in all or any part of its Loans, its Notes, its Letter of Credit Commitment and its Commitment only to one or more banks, insurance companies, pension funds, mutual funds or other financial institutions, provided that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (iv) no sub-participations shall be permitted, (v) no Bank may sell participations in more than 50% of the initial amount of its Note or Commitment and (vi) the rights of any holder of any such participation shall be limited to the right to consent to any action taken or omitted to be taken by such Bank under the Loan Documents except any action which would (A) increase the Commitments of such Bank, (B) reduce the Commitment Fee, Letter of Credit Commissions or the interest rate payable on the Notes, (C) extend the maturity date of the Notes or postpone the payment or scheduled due dates for payments of principal, interest and Commitment Fees, or
(D) result in the release of any guarantor under any guarantee. The Company hereby acknowledges and agrees that any such participant shall for purposes of paragraphs 2.11, 2.13, 2.19 and 11.9 be deemed to be a "Bank"; provided, however, that the Company shall not, at any time, be obligated to pay any participant in any interest of any Bank hereunder any sum in excess of the sum which the Company would have been obligated to pay to such Bank in respect of such interest had such Bank not sold such participation.

         (d) Any Bank may at any time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank. No such assignment shall release such Bank from its obligations thereunder.

         (e) No Bank shall, as between and among the Company, the Agent, BNY and such Bank, be relieved of any of its obligations under the Loan Documents as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, its Commitments or its Notes, except that a Bank shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its Loans, its Commitments or its Notes pursuant to paragraph (b) above.

    11.7. Counterparts.

         The Loan Documents (other than the Notes) may be executed by one or more of the parties on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. In making proof of the Loan Documents (other than the Notes) it shall not be necessary to produce or account for more than one counterpart thereof executed by the party to be charged.

    11.8. Adjustments; Set-off.

         (a) If any Bank (a "Benefited Bank") shall at any time receive any payment of all or any part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in paragraph 9 (g) or (h), or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Loans, or interest thereon, such Benefited Bank shall purchase for cash from the other Banks such portion of each such other Bank's Loans, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Loans may exercise all rights of payment (including, without limitation, rights of set-off, to the extent permitted by law) with respect to such portion as fully as if such Bank were the direct holder of such portion.

         (b) In addition to any rights and remedies of the Banks provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, or at any time upon the occurrence and during the continuance of an Event of Default under paragraph 9(a), each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Company to such Bank, any amount owing from such Bank to the Company, at, or at any time after, the happening of any of the above-mentioned events. To the extent permitted by applicable law, the aforesaid right of set-off may be exercised by such Bank against the Company or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Bank prior to the making, filing or issuance, or service upon such Bank of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

    11.9. Lending Offices.

         Each Bank shall have the right at any time and from time to time on notice to the Agent and the Company to transfer any Loan to a different office. Such office shall thereupon become such Bank's Lending Office.

    11.10. Governing Law.

         The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

    11.11. Headings, Plurals.

         Paragraph headings have been inserted herein and in the other Loan Documents for convenience only and shall not be construed to be a part hereof or thereof. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

    11.12. Severability.

         Every provision of the Loan Documents is intended to be severable, and if any term or provision hereof or thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

    11.13. Integration.

         All exhibits to this Agreement shall be deemed to be a part of this Agreement or the applicable other Loan Document, as the case may be. The Loan Documents embody the entire agreement and understanding among the Company, the Agent and the Banks with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the Company, the Agent and the Banks with respect to the subject matter thereof.

    11.14. Consent to Jurisdiction.

         The Parties hereby irrevocably submit to the jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Parties hereby agree that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

     11.15. Service of Process.

         Process may be served in any suit, action, counterclaim or proceeding of the nature referred to in paragraph 11.14 by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to the respective addresses of the Parties set forth in paragraph 11.2 or to any other address of which a Party shall have given written notice to the Agent. The Parties hereby agree that such service (a) shall be deemed in every respect effective service of process upon it in any such suit, action, counterclaim or proceeding, and (b) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

    11.16. No Limitation on Service or Suit.

         Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of any Party to serve process in any manner permitted by law or limit the right of any Party to bring proceedings against any other Party in the courts of any jurisdiction or jurisdictions. Except as otherwise provided in paragraph 11.14, nothing herein shall be deemed a consent by the Company to the jurisdiction of the courts of any particular state.

    11.17. WAIVER OF TRIAL BY JURY.

         THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE PARTIES EACH HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ANY OTHER PARTY OR COUNSEL TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH PARTY ACKNOWLEDGES THAT EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

    11.18. Confidentiality.

         (a) Each Bank agrees that it will use any information with respect to the Company which is non-public, confidential or proprietary in nature which is furnished by the Company to the Bank, or made available pursuant to paragraph 7.1, 7.2 or 7.9 (collectively, "Information") only for the purpose of making its credit decisions under the Loan Documents and decisions incident thereto, that it will take all reasonable steps to insure that the confidentiality of the Information is maintained and that it will not disclose any Information, provided, however, that a Bank may disclose any such Information (i) to its directors, employees, auditors or counsel, or those of its Subsidiaries or Affiliates

(collectively "representatives") to whom it is necessary to show such Information, each of which shall be informed by such Bank of the confidential nature thereof; (ii) in any statements or testimony pursuant to a subpoena or order by any Governmental Body or as may otherwise be required by law (provided that the Bank shall give the Company prior written notice of the disclosure permitted by this clause (ii) unless such notice is prohibited by the subpoena, order or law); (iii) upon the request or demand of any Governmental Body having jurisdiction over such Bank (provided that such Bank shall give the Company prior written notice of the disclosure permitted by this clause (iii) unless such notice is prohibited by the request or demand); and (iv) to prospective participants and assignees in connection with the contemplated participation or assignment of any Loan or Commitment, provided that the prospective participant and assignee executes and delivers to such Bank a confidentiality agreement containing provisions comparable to those set forth above and such Bank has provided a copy thereof to the Company prior to disclosure of the Information.

         (b) The restrictions contained herein shall not apply to Information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Bank or such Bank's representatives; or (ii) becomes available to the Bank on a non-confidential basis from a source other than the Company or one of its respective agents, the Agent or the other Banks, or (iii) was known to a Bank on a non-confidential basis prior to its disclosure to such Bank by the Company or one of its agents.

    11.19. Return of Notes.

         Each Bank agrees that upon receipt of its new Note referred to in paragraph 2.2, it will return to the Company for cancellation its superceded Note.

    11.20. Savings Clause.

         This Agreement is intended solely as an amendment of, and contemporaneous restatement of, the terms and conditions of the Existing Credit Agreement and is not intended and should not be construed as in any way extinguishing or terminating any rights which the Agent or any Bank may have under the Existing Credit Agreement.

    11.21. Waiver of Certain Covenants under the Existing Credit Agreement.

         The Agent and the Banks hereby waive compliance by the Company with the provisions of (a) paragraph 8.12 of the Existing Credit Agreement (Interest Coverage Ratio) for the fiscal quarter of the Company ending September 25, 1993 and (b) paragraphs 8.12 (Interest Coverage Ratio), 8.13 (Consolidated Capital Funds) and

8.14 (Consolidated Net Worth) for the fiscal quarter of the Company ending December 31, 1993.

          [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                  EDO CORPORATION


                                  By: Michael J. Hegarty

                                  Name: Michael J. Hegarty
                                  Title: Vice President-Finance


                                  THE BANK OF NEW YORK,
                                  Individually and as Agent


                                  By: Joanne M. Collett

                                  Name: Joanne M. Collett
                                  Title: Vice President


                                  CHEMICAL BANK


                                  By: Jonathan Russell

                                  Name: Jonathan Russell
                                  Title: Vice President


                                  NATIONAL WESTMINSTER BANK USA


                                  By: Richard S. Ferrari

                                  Name: Richard S. Ferrari
                                  Title: V P

         Each of the undersigned Guarantors hereby consents to the amendment and restatement of the Existing Credit Agreement as herein set forth and agrees that its Guaranty remains in full force and effect.

EDO WESTERN CORPORATION
BARNES ENGINEERING COMPANY
EDO SPORTS, INC.
EDO ENERGY CORPORATION
EDO AUTOMOTIVE NATURAL GAS, INC.

AS TO EACH OF THE FOREGOING



By: Michael J. Hegarty

Name: Michael J. Hegarty
Title: Vice President

                               EDO EXHIBIT A

                           LIST OF COMMITMENTS





                                                 Commitment
Bank                     Commitment             Percentage



 The Bank of
   New York              $ 6,000,000                 40%

 Chemical Bank           $ 4,500,000                 30%

 National Westminster
   Bank USA              $ 4,500,000                 30%




 TOTAL                   $15,000,000                100%

                               EDO EXHIBIT B

                    FORM OF AMENDED AND RESTATED NOTE



$________.                             March 3, 1994
                                       New York, New York


         FOR VALUE RECEIVED, EDO CORPORATION, a New York corporation (the "Company") hereby promises to pay to the order of _______________ (the "Bank"), on the Maturity Date, at the office of THE BANK OF NEW YORK, as Agent (the "Agent), located at 530 Fifth Avenue, New York New York, or at such other address as the Bank may specify from time to time, in lawful money of the United States of America, the principal sum of _______________________________ ($_________) or such lesser unpaid principal balance as shall be outstanding hereunder, together with interest on the unpaid principal balance hereof, payable on the dates and at the rate or rates provided for in the First Amended and Restated Credit Agreement, dated as of March 3, 1994, by and among the Company, the signatory Banks thereto and the Agent (as the same may be amended or otherwise modified from time to time, the "Agreement"). Capitalized terms used herein which are not herein defined shall have the meanings set forth in the Agreement. In no event shall the interest payable hereon exceed the Highest Lawful Rate.

         This Note is one of the Notes referred to in the Agreement and is entitled to the benefits of, and is subject to the terms, set forth therein. The principal of this Note is payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise provided in the Agreement, if any payment on this Note becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate or rates specified in the Agreement during such extension period.

         This Note is a partial substitute, and together with the other Notes, a whole substitute, for the Existing Notes (as defined in the Existing Credit Agreement), and does not extinguish the debt thereunder.

         The Bank is hereby authorized to record (i) the outstanding principal amount of its Loans on the Restatement Effective Date, (ii) the date and amount of each Loan made by such Bank after the Restatement Effective Date and (iii) the date and amount of each payment or prepayment of principal of, any Loan, on the schedule annexed hereto (and any continuation thereof) or in such Bank's internal records. No failure to so record or any error in so recording shall affect the obligation of the Company to repay the Loans, together with interest thereon, as provided in the Agreement.

         Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note are hereby waived, except as specifically otherwise provided herein or in the Agreement.

         This Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of New York without regard to principles of conflict of laws.

         This Note may only be amended by an instrument in writing executed pursuant to the provisions of paragraph 11.1 of the Agreement.


                             EDO CORPORATION


                             By:_____________________________
                             Name: __________________________
                             Title: _________________________

                              SCHEDULE TO NOTE

                                       Amount of
                                    Principal
                   Amount of        paid or       Notation
Date               Loan             prepaid       Made By

                                 EDO EXHIBIT C

                      FORM OF BORROWING BASE CERTIFICATE


         I, ____________________, do hereby certify that I am the _____________
of EDO Corporation, a New York corporation (the "Company"), and that, as such, I am duly authorized to execute and deliver this Borrowing Base Certificate on the Company's behalf pursuant to paragraph 7.1(d) of the First Amended and Restated Credit Agreement, dated as of March 3, 1994, by and between the Company, the signatory Banks thereto and The Bank of New York, as Agent (the "Agent") (as the same may be amended or otherwise modified from time to time, the "Agreement"). Capitalized terms used herein that are defined in the Agreement shall have the meanings therein defined.

    I hereby certify that:

         1. The Borrowing Base as of the last day of the immediately preceding month is $____________, computed as shown on Schedule 1.

         2. The sum of (i) the aggregate outstanding principal balance of Loans and (ii) the Letter of Credit Exposure is less than or equal to the Borrowing Base set forth in paragraph 1.

         IN WITNESS WHEREOF, I have executed this Compliance Certificate on this ___ day of ______________, 19__.


                                     _________________________

Schedule 1 to the Borrowing Base
Certificate dated __/__/__

                         Computation of Borrowing Base
                  (As of the Last Day of the Preceding Month)

Eligible Billed Receivables.

1.     Total Receivables of the Company,
       and the Guarantors (other than Eligible
       Unbilled Receivables (see below)) ........... $________

2.     Deductions:

       (a)  Receivables subject to any
            Lien in favor of any Person
            other than Permitted Liens   $________

       (b)  Receivables from employees
            officers, directors or
            Affiliates of the Company
            or any Subsidiary (other than
            Receivables from Affiliates
            in the ordinary course of
            business)                    $________

       (c)  Receivables from account
            debtors with respect to which
            the Company is aware or has
            reason to be aware of
            any reorganization,
            bankruptcy, receivership,
            custodianship, insolvency or
            other like condition         $________

       (d)  Receivables more than
            91 days past due             $________

       (e)  Receivables which are not
            a good and valid accounts
            representing a bona
            fide indebtedness
            incurred by the account
            debtor therein named,
            for a fixed sum as set forth
            in the invoice relating thereto
            with respect to an absolute
            sale upon the stated terms
            of goods sold or to be sold
            by the Company or a Guarantor $________

       (f)  Receivables from account
            debtors whose credit standing
            or collectibility are not
            reasonably satisfactory to
            the Agent and the Required
            Banks                        $________

       (g)  Receivables arising out of
            a transaction with an
            Affiliate of the Company
            which would otherwise be
            an Eligible Billed Receivable
            but which arises out of the
            same sale of goods or rendering
            of services with respect to
            which a Receivable is already
            included in the Borrowing Base
            as an Eligible Billed
            Receivable                   $________


                 Total Deductions................... $__________

3.     Total Eligible Billed Receivables
       [item 1 less item 2]......................... $__________

Eligible Unbilled Receivables.

4.     Receivables of the Company or
       the Guarantors consisting of
       cost input and related profit
       recognized as revenues on
       customer contracts based upon
       percentage completion accounting in accordance
       with GAAP, which amounts cannot be billed
       to customers because of contract terms
       until a future date, arising in the ordinary
       course of business .......................... $__________

5.     Deductions:

       (a)  Receivables subject to any
            Lien in favor of any Person
            other than Permitted Liens   $________

       (b)  Receivables from employees
            officers, directors or
            Affiliates of the Company
            or any Subsidiary (other than
            Receivables from Affiliates
            in the ordinary course of
            business)                    $________

       (c)  Receivables from account
            debtors with respect to which
            the Company is aware or has
            reason to be aware of
            any reorganization,
            bankruptcy, receivership,
            custodianship, insolvency or
            other like condition         $________

       (d)  Receivables from account
            debtors whose credit standing
            or collectibility are not
            reasonably satisfactory to
            the Agent and the Required
            Banks                        $________

       (e)  Receivables arising out of
            a transaction with an
            Affiliate of the Company
            which would otherwise be
            an Eligible Unbilled Receivable
            but which arises out of the
            same sale of goods or rendering
            of services with respect to
            which a Receivable is already
            included in the Borrowing Base
            as an Eligible Unbilled
            Receivable                   $________


                 Total Deductions................... $__________

6.     Total Eligible Unbilled Receivables
       [item 4 less item 5]......................... $__________

7.     Sum of 85% of item 3 plus
            60% of item 6.......................     $__________

8.     Net Sales Proceeds applied to the Reduction
       of the Borrowing Base....................     $__________

                                     = 3 =

9.     Borrowing Base
       Item 7 minus Item 8  .......................  $__________

                                 EDO EXHIBIT D

                           FORM OF BORROWING REQUEST


                                       _____________, 199_


The Bank of New York
One Wall Street
Agency Function Administration
18th Floor
New York, New York 10286
Attention:  Kalyani Bose

The Bank of New York, as Agent
530 Fifth Avenue
New York, New York 10036
Attention:  Joanne Collett,
            Vice President

    Re: First Amended and Restated Credit Agreement, dated as of March 3, 1994, by and among EDO CORPORATION, the signatory Banks thereto, and THE BANK OF NEW YORK, as Agent (the "Agreement")


         Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined.

    1. Pursuant to paragraph 2.3 of the Agreement, the Company hereby gives notice of its intention to borrow $_____________ on ________________, 199_.

    2. Pursuant to paragraph 2.8, the Company hereby requests that BNY issue Letters of Credit totalling $_________ pursuant to one or more Applications therefor submitted herewith.

    3. The Company hereby certifies that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the Loans and the Letters of Credit requested hereby:

         (a) The Company is and shall be in compliance with all of the terms, covenants and conditions of the Loan Docu- ments.

         (b) There exists and there shall exist no Default or Event of Default under the Agreement.

         (c) The proceeds of such Loans will be used in accordance with paragraph 2.18 of the Agreement.

         (d) Each of the representations and warranties contained in the Agreement which is required to be made on such Borrowing Date is and shall be true and correct in all material respects.

         (e) Since December 31, 1992, there has occurred no Material Adverse Change.

         (f) After giving effect to the Loans, if any, requested to be made hereby, the sum of (i) the aggregate outstanding principal balance of the Loans and (ii) the Letter of Credit Exposure (including the Letters of Credit, if any, requested to be issued hereby) does not exceed the lesser of (x) the Commitments or (y) the Borrowing Base.

         (g) After giving effect to the Letters of Credit, if any, requested to be issued hereby, (i) the aggregate face amount of the Letters of Credit does not exceed the lesser of (1) the excess, if any, of the sum of the Commitments over the sum of the aggregate outstanding principal balance of the Loans or (2) the excess, if any, of the Borrowing Base over the sum of the aggregate outstanding principal balance of the Loans, and (ii) the aggregate outstanding face amount of the Letters of Credit does not exceed the Letter of Credit Commitment.

    IN WITNESS WHEREOF, the Company has caused this certificate to be executed by their respective duly authorized officers as of the date and year first written above.


                                  EDO CORPORATION


                                  By: __________________________
                                  Name: ________________________
                                  Title: _______________________

                                EDO EXHIBIT E

                     FORM OF COMPLIANCE CERTIFICATE


         I, ______________, do hereby certify that I am the __________ of EDO Corporation, a New York corporation (the "Company"), and that, as such, I am duly authorized to execute and deliver this Compliance Certificate on the Company's behalf pursuant to paragraph 7.1(d) of the First Amended and Restated Credit Agreement, dated as of March 3, 1994, by and between the Company, the signatory Banks thereto and The Bank of New York, as Agent (the "Agent") (as the same may be amended or otherwise modified from time to time, the "Agreement"). Capitalized terms used herein that are defined in the Agreement shall have the meanings therein defined.

         I hereby certify that:

         1. The Quick Ratio (determined as of the end of the immediately preceding fiscal quarter of the Company) is ____:1.00, computed as shown on
Schedule 1. Nothing has come to my attention to indicate that subsequent to the end of such fiscal quarter through the date hereof, the Company is not in compliance with paragraph 8.9 of the Agreement.

         2. The Current Ratio (determined as of the end of the immediately preceding fiscal quarter of the Company) is ____:1.00, computed as shown on
Schedule 2. Nothing has come to my attention to indicate that subsequent to the end of such fiscal quarter through the date hereof, the Company is not in compliance with paragraph 8.10 of the Agreement.

         3. The Leverage Ratio (determined as of the end of the immediately preceding fiscal quarter of the Company) is ____:1.00, computed as shown on
Schedule 3. Nothing has come to my attention to indicate that subsequent to the end of such fiscal quarter through the date hereof, the Company is not in compliance with paragraph 8.11 of the Agreement.

         4. The Interest Coverage Ratio (determined as of the end of the immediately preceding fiscal quarter of the Company) is ____:1.00, computed as shown on Schedule 4. Nothing has come to my attention to indicate that subsequent to the end of such fiscal quarter through the date hereof, the Company is not in compliance with paragraph 8.12 of the Agreement.

         5. Consolidated Capital Funds (determined as of the last day of the immediately preceding fiscal quarter of the

Company) is $______, computed as shown on Schedule 5. Nothing has come to my attention to indicate that subsequent to the end of such fiscal quarter through the date hereof, the Company is not in compliance with paragraph 8.13 of the Agreement.

         6. Consolidated Net Worth (determined as of the last day of the immediately preceding fiscal quarter of the Company) is $______, computed as shown on Schedule 6. Nothing has come to my attention to indicate that subsequent to the end of such fiscal quarter through the date hereof, the Company is not in compliance with paragraph 8.14 of the Agreement.

         IN WITNESS WHEREOF, I have executed this Compliance Certificate on this ___ day of ______________, 19__.


                                _______________________

Schedule 1 to Compliance Certificate
dated __/__/__

                          Computation of Quick Ratio


       1.   Cash and Cash Equivalents
            of the Company and its
            Subsidiaries (as
            determined in accordance
            with GAAP on a Consolidated
            basis).................................. $_________

       2.   Receivables of the Company
            and its Subsidiaries (as
            determined in accordance
            with GAAP on a Consolidated
            basis).................................. $_________

       3.   Item 1 plus Item 2...................... $_________

       4.   Consolidated Current Liabilities ....... $_________

       5.   Quick Ratio
            (Item 3:Item 4)......................... ____:1.00

       6.   Minimum Quick Ratio required
            by paragraph 8.9 ....................... 1.50:1.00

Schedule 2 to Compliance Certificate
dated __/__/__


                   Computation of Consolidated Current Ratio


       1.   Consolidated Current Assets ............ $_________

       2.   Consolidated Current Liabilities........ $_________

       3.   Current Ratio
            (Item 1:Item 2)......................... ____:1.00

       4.   Minimum Current Ratio required
            by paragraph 8.10....................... 2.00:1.00

Schedule 3 to Compliance Certificate
dated __/__/__


                         Computation of Leverage Ratio


       1.   Consolidated Total Liabilities ......... $_________


       2.   Subordinated Debt....................... $_________


       3.   Item 1 less Item 2...................... $_________

       4.   Consolidated Tangible Net Worth......... $_________

       5.   Item 4 plus Item 2...................... $_________

       6.   Leverage Ratio
            [Item 3:Item 5]......................... ____:____

       7.   Maximum Leverage Ratio permitted
            by paragraph 8.11....................... 1.00:1.00

Schedule 4 to Compliance Certificate
dated __/__/__


                    Computation of Interest Coverage Ratio

       1.   Consolidated Net Income for the
            immediately preceding fiscal
            quarter..................................$________

       2.   Item 1x4.................................$________

       3.   Consolidated Interest Expense
            for such fiscal quarter................. $________

       4.   Item 3x4.................................$________

       5.   Income tax expense deducted in determining
            Item 1.................................. $________

       6.   Item 5X4................................ $________

       7.   Sum of Items 2, 4 and 6................. $________

       8.   Consolidated Interest Income
            for such fiscal quarter................. $________

       9.   Item 8X4................................ $________

       10.  Item 7 minus Item 9..................... $________

       11.  Item 4 minus Item 9..................... $________

       12.  Interest Coverage Ratio
            [Item 10:Item 11]......................  ____:1.00

       13.  Minimum Interest Coverage Ratio
            required by paragraph 8.12.............. _.__:1.00

Schedule 5 to the Compliance Certificate dated __/__/__


                   Computation of Consolidated Capital Funds


       1.   Consolidated Net Worth (See Schedule 6). $_________


       2.   Subordinated Debt....................... $_________


       3.   Capital Funds
            (Item 1 plus Item 2).................... $__________

       4.   Minimum Capital Funds required by
            paragraph 8.13.......................... $__________

Schedule 6 to the Compliance Certificate dated __/__/__


                Computation of Consolidated Tangible Net Worth


       1.   Consolidated Net Worth.................. $________

       2.   Minimum Consolidated Net Worth
            required by paragraph 8.14.............. $________

                                 EDO EXHIBIT F

                  FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

                          Dated _______________, 19__


         Reference is made to the First Amended and Restated Credit Agreement, dated as of March 3, 1994 (the "Credit Agreement"), among EDO CORPORATION, a New York corporation (the "Company"), the signatory Banks thereto and THE BANK OF NEW YORK, as Agent for the Banks (in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

         ____________________ (the "Assignor") and _________________________
(the "Assignee") hereby agree as follows:

       1.   Assignment.

         In consideration of the payment to be made by the Assignee to the Assignor pursuant to the provisions of paragraph 2 of this Assignment and Acceptance Agreement (this "Agreement"), effective as of the __________ __, 19__ (the "Effective Date hereof"), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse, a __% interest in and to all the Assignor's rights and obligations under the Loan Documents with respect to the Assignor's Loans and the Letters of Credit, including, without limitation, such percentage interest in the Assignor's Commitment on the Effective Date hereof (without giving effect to the assignments thereof hereunder).

       2.   Payments by Assignee.

         In consideration of the assignment made pursuant to paragraph 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Effective Date hereof, the sum of $________________ representing, without duplication, the (i) aggregate principal amount of the outstanding Loans made by the Assignor pursuant to the Credit Agreement and (ii) unreimbursed reimbursement obligations in respect of Letters of Credit participated in by the Assignor pursuant to he Credit Agreement, multiplied by the percentage of the Assignor's interest which is being assigned hereunder.

       [3.  Payments by Assignor.

         In consideration for acceptance of the assignment made pursuant to paragraph 1 of the Agreement, the Assignor shall pay to the Assignee a fee in the amount of $__________ payable on the Effective Date hereof.]

       4.   Representations and Warranties of the Assignor.

         The Assignor represents and warrants that (i) as of the date hereof,
(x) its Commitment (without giving effect to assignments thereof which have not yet become effective) is $_______, (y) the outstanding balance of its Loans (unreduced by any assignments thereof which have not yet become effective) is $________ and (z) its Commitment Percentage of unreimbursed reimbursement obligations in respect of Letters of Credit is $________ and (ii) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. The Company may rely on the foregoing representations and warranties.

         5. Representations, Warranties and Agreements of the Assignee.

         The Assignee (a) represents and warrants that it is legally authorized to enter into this Agreement; (a) represents and warrants that it is an "accredited investor" (as such term is used in Regulation D of the SEC under the Securities Act of 1933, as amended); (c) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to paragraphs 7.1 and 7.2 thereof and such other documents and information, including, without limitation, the Loan Documents, as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (d) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (e) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) agrees that it will become a party to the Credit Agreement on the Effective Date hereof and will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (g) agrees that it will keep confidential all information with respect to the Company furnished to it by the Company or the Assignor (other than information generally available to the public or otherwise available to the Assignor on a nonconfidential basis). The Company may rely on the foregoing representations and warranties.

         6. Recording and Acknowledgment by Agent.

         (a) Following the execution of this Agreement, the Assignor will deliver a duly executed copy of this Agreement to the Agent for acknowledgment and recording by the Agent and will also deliver the Assignor's Notes. The Agent shall cause the Company to exchange such Notes for new Notes as provided in paragraph 11.6 of the Credit Agreement.

         (b) Upon such acknowledgment and recording, from and after the Effective Date hereof, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustment in payments under the Credit Agreement for periods prior to the Effective Date hereof directly between themselves.

         7. Effect of this Agreement.

         Upon recording and acknowledgment of this assignment by the Agent, from and after the Effective Date hereof, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its right and be released from its obligations under the Credit Agreement, provided, however, that if the Assignor is not assigning its entire interest under the Loan Documents, it shall remain a Bank entitled to all of the benefits and subject to all of the obligations thereunder.

         8. Payment Instructions.

         1. All payments to be made to the Assignor by the Assignee hereunder shall be made by wire transfer of immediately available funds to the Assignor at its ___________ office, Attention: ____________, Reference: ______.

         2. All payments to be made to the Assignee by the Assignor hereunder shall be made by wire transfer of immediately available funds to the Assignee at ___________ for the Account of ___________________, Account No. _______, ABA
No. _________, Attention: _____________, Reference: ________.

         9. Assignee's Lending Office and Office for Notices.

         The Assignee specifies as its address for notices and as its Lending Office for all Loans, the offices set forth below:

            Notice Address:

                 _______________________
                 _______________________
                 _______________________
                 Telephone: (___) ___-____
                 Telecopy:  (___) ___-____


            Lending Office:

                 _______________________
                 _______________________
                 _______________________
                 Telephone: (___) ___-____
                 Telecopy:  (___) ___-____


         10. Conditions Precedent.

         The obligations of the Assignor and the Assignee hereunder are conditioned upon [(a)] the performance by the Assignee of its obligations under paragraph 2 [and (b) the performance by the Assignor of its obligations under paragraph 3 of this Agreement].

         11. Headings

         Paragraph headings have been inserted herein for convenience only and shall not be construed to be a part hereof or thereof.

         12. Amendments; Waivers.

         This Agreement may not be amended, changed, waived or modified except by a writing executed by the parties hereto.

         13. Entire Agreement.

         This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

         14. Counterparts.

         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. Each such counterpart shall become effective when counterparts have been executed by all parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

         15. Binding Effect.

         This Agreement shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and permitted assigns, except that neither party may assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party.

         16. Applicable Law.

         This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principles of conflicts of law.


                                [NAME OF ASSIGNOR]


                                By: ______________________
                                Name: ____________________
                                Title: ___________________


                                [NAME OF ASSIGNEE]


                                By: ______________________
                                Name: ____________________
                                Title: ___________________

 Accepted this __ day
 of __________, 19__

 THE BANK OF NEW YORK, as Agent



 By: ___________________________
 Name: _________________________
 Title: ________________________

                                EDO EXHIBIT G

                FORM OF OPINION OF COUNSEL TO THE COMPANY
                           AND THE GUARANTORS





                                     March 3, 1994


 To The Parties
 Listed on Schedule A
 Attached Hereto

           Re: First Amended and Restated Credit Agreement, dated as of March 3, 1994, by and among EDO Corporation, the signatory Banks thereto, and The Bank of New York, as Agent (the "Agreement")

         I am the Vice President, General Counsel and Assistant Secretary of EDO Corporation, a New York corporation (the "Company") and have represented the Company and EDO Western Corporation, a Utah corporation, Barnes Engineering Company, a Delaware corporation, EDO Sports, Inc., a Delaware corporation (formerly EDO Sub Acquisition Corp.), EDO Energy Corporation, a Delaware corporation, and EDO Automotive Natural Gas, Inc., a Delaware corporation (each a "Guarantor") in connection with the Agreement, the amended and restated promissory notes to be delivered in connection therewith (the "Notes"), the other Loan Documents and the ESOP Guaranty Amendment. Capitalized terms used herein which are not defined herein and which are defined in the Agreement shall have the meanings therein defined.

         In furnishing this opinion, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction as being true copies, of such instruments, documents and certificates of officers of the Company or of government officials, and have conducted such investigations of fact and law, as I have deemed necessary or appropriate as the basis for the opinions hereinafter expressed, including, without limitation,

(i) the Certificate of Incorporation and By-Laws of the Company, (ii) the Agreement and (iii) the Notes. With respect to questions of fact material to any opinions expressed herein, I have relied upon inquiries made of the appropriate officers of the Company.

         Based upon and subject to the foregoing, I am of the opinion that:

         1. The Company has only the Subsidiaries set forth on Schedule 4.1 to the Agreement. The Significant Subsidiaries set forth on such Schedule 4.1 are the only Significant Subsidiaries of the Company. The shares of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens, except Permitted Liens.

         2. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to be so authorized would have a Material Adverse Effect.

         3. The Company has full corporate power and authority to enter into, execute, deliver and carry out the terms of the Loan Documents to which it is a party and the ESOP Guaranty Amendment, to make the borrowings contemplated by the Loan Documents, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with its charter and by-laws. Each Guarantor has full corporate power and authority to carry out the terms of Loan Documents to which it is a party and to incur the obligations provided therein, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with its certificate of incorporation and by-laws. No consent or approval of, or exemption by, shareholders, any Governmental Body having jurisdiction over the Company or any Guarantor or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of, the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents which has not been obtained and which is not in full force and effect.

         4. The Loan Documents and the ESOP Guaranty Amendment constitute the valid and legally binding obligations of the Company and each Guarantor, in each case to the extent it is a party thereto, enforceable in accordance with their respective terms.

         5. Except as set forth on Schedule 4.5 to the Agreement, to the best of my knowledge after due inquiry, there are no actions, suits, arbitration proceedings or claims pending or threatened against the Company or any of its Subsidiaries, at law or in equity, before any Governmental Body having jurisdiction over the Company or any Guarantor which, if adversely determined to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect. To the best of my knowledge after due inquiry, there are no proceedings pending or threatened against the Company or any of its Subsidiaries which call into question the validity or enforceability of any of the Loan Documents.

         6. To the best of my knowledge after due inquiry, neither the Company nor any Subsidiary is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its Property is bound, including, without limitation, the ESOP Loan Documents, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. To the best of my knowledge after due inquiry, the delivery or performance of the terms of the Loan Documents and the transactions contemplated thereby will not constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Company or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect.

         7. To the best of my knowledge, after due inquiry, neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision obtained or issued by any Governmental Body against or otherwise applicable to the Company or such Subsidiary, which default could reasonably be expected to have a Material Adverse Effect. To the best of my knowledge, after due inquiry, the Company and each Subsidiary is complying in all material respects with all statutes and regulations applicable to the Company or such Subsidiary, including ERISA, of all Governmental Bodies applicable to the Company or such Subsidiary, the violation of which could reasonably be expected to have a Material Adverse Effect, including, without limitation, ERISA, the Federal Acquisition Regulations and any applicable Environmental Laws.

         8. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, and, to the best of my knowledge, neither the Company nor any Subsidiary is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

         9. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. If used in accordance with paragraph 2.18 of the Agreement, no part of the proceeds of the Loans would be used, directly or indirectly, for a purpose which violates the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended.

         10. The Indebtedness of the Company under the Loan Documents constitutes Senior Indebtedness within the meaning of the Indenture and is either senior to, or pari passu with, all other Indebtedness of the Company.

         All opinions, to the extent they relate to the enforceability of any agreement or obligation, are subject to and qualified by the following:

         1. the effect and application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect which relate to or limit creditors' rights generally; and

         2. the effect and application of general principles of equity, whether considered in a proceeding in equity or an action at law.

           3. the effect and application of federal and state fraudulent conveyance and other similar laws.

         I am admitted to practice in the State of New York and express no opinion as to any question of law other than with respect to the laws of the State of New York, the corporate laws of the States of Delaware and Utah and the United States of America.

         This opinion is intended solely for your benefit in connection with the transactions contemplated herein and may not be relied upon by any other Person except Special Counsel in connection with the issuance of its opinion.


                                  Very truly yours,


                                  Marvin D. Genzer

                                 SCHEDULE A


      The Bank of New York,
        individually and as Agent
      530 Fifth Avenue
      New York, New York 10036

      Chemical Bank
      95-25 Queens Blvd.
      Rego Park, New York  11374

      National Westminster Bank USA
      300 Cadman Plaza West
      Brooklyn, New York 11201

                                EDO EXHIBIT H

                   FORM OF OPINION OF SPECIAL COUNSEL





                                          March 3, 1994


 To The Parties
 Listed on Schedule A
 Attached Hereto

           Re: First Amended and Restated Credit Agreement, dated as of March 3, 1994, by and among EDO Corporation, the signatory Banks thereto, and The Bank of New York, as Agent (the "Agreement")

         We have acted as Special Counsel to you in connection with the Agreement. Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined, unless the context hereof otherwise requires.

         We have examined originals or copies certified to our satisfaction of the documents required to be delivered pursuant to the provisions of paragraph 5 of the Agreement. In conducting such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies.

         Based upon the foregoing examination, and relying with your permission upon the opinion of Marvin D. Genzer, Esq., Vice President, General Counsel and Assistant Secretary of the Company and upon the representations and warranties of the Company and the Guarantors, we are of the opinion that all legal preconditions to the closing of the Agreement have been satisfactorily met or waived. We call your attention to the provisions of paragraph 6 of the Agreement which contain conditions precedent to the making of Loans and the issuance of Letters of Credit. We express no opinion as to the satisfaction of such preconditions.

         This opinion is rendered solely for your benefit in connection with the transactions referred to herein and may not be relied upon by any other Person.

         In rendering the foregoing opinion, we express no opinion as to laws other than the laws of the State of New York and the federal laws of the United States of America.


                                     Very truly yours,


                                     EMMET, MARVIN & MARTIN

                                SCHEDULE A


 The Bank of New York,
   individually and as Agent
 530 Fifth Avenue
 New York, New York 10036

 Chemical Bank
 95-25 Queens Blvd.
 Rego Park, New York  11374

 National Westminster Bank USA
 300 Cadman Plaza West
 Brooklyn, New York 11201

                             EDO SCHEDULE 1.1
      TO AMENDED AND RESTATED CREDIT AGREEMENT DATED MARCH 3, 1994

                         LIST OF LENDING OFFICES


 1.    The Bank of New York
       530 Fifth Avenue
       New York, New York 10036
       Attention: Joanne Collett,
                  Vice President
       Telephone: (212) 852-4047
       Telecopy:  (212) 852-4252


 2.    Chemical Bank
       95-25 Queens Blvd.
       Rego Park, New York 11374
       Attention: Jonathan Russell,
                  Vice President
       Telephone: (718) 830-5812
       Telecopy:  (718) 830-5835


 3.    National Westminster Bank USA
       300 Cadman Plaza West
       Brooklyn, New York 11201
       Attention: Richard Ferrari,
                 Vice President
       Telephone: (718) 403-6617
       Telecopy:  (718) 403-6605

                             EDO SCHEDULE 4.1
      TO AMENDED AND RESTATED CREDIT AGREEMENT DATED MARCH 3, 1994


                          LIST OF SUBSIDIARIES


 I.  Subsidiaries


                                          Jurisdiction of
       Name of                            Incorporation or
       Subsidiary                            Formation

 EDO Western Corporation                      Utah
 Barnes Engineering Company                  Delaware
 EDO Sports, Inc. (formerly,
   EDO Sub Acquisition Corp.)                 Delaware
 EDO (Canada), Ltd.                           Canada
 EDO Operations (Israel) Ltd.                 Israel
 EDO Foreign Sales Corp.                      Virgin Islands
 EDO International Corp.                      Delaware
 EDO Energy Corporation                       Delaware
 EDO Automotive Natural Gas, Inc.             Delaware


 II. Significant Subsidiaries

       Name of                            Jurisdiction of
      Significant                         Incorporation or
       Subsidiary                            Formation

 EDO Western Corporation                      Utah
 Barnes Engineering Company                  Delaware
 EDO Sports, Inc. (formerly,
   EDO Sub Acquisition Corp.)                 Delaware
 EDO (Canada), Ltd.                           Canada
 EDO Operations (Israel) Ltd.                 Israel
 EDO Energy Corporation                       Delaware
 EDO Automotive Natural Gas, Inc.             Delaware

                                 EDO SCHEDULE 4.5
         TO AMENDED AND RESTATED CREDIT AGREEMENT DATED MARCH 3, 1994

                       LIST OF LITIGATION AND JUDGMENTS


 Litigation


         The proceeding of the United States Environmental Protection Agency relating to a site in Norwalk, Connecticut, formerly occupied by the Company's former Elinco Division, in which the Company has been named as a potentially responsible party, as more fully described in the Company's 10-K for the fiscal year ended December 31, 1992, copies of which have heretofore been delivered to the Agent and the Banks.

 Judgments

         The Supreme Court of Peru has granted a judgment to the Ministry of Defense of the Government of Peru against the Company on August 12, 1993, in the amount of $735,138 in a proceeding involving a terminated contract for sonar equipment. The judgment is presently being challenged.

                              EDO SCHEDULE 4.12
      TO AMENDED AND RESTATED CREDIT AGREEMENT DATED MARCH 3, 1994

                              LIST OF PLANS



      1.   The EDO Corporation Employees Pension Plan.

      2.   The EDO Corporation Employee Stock Ownership Plan.

      3.   The EDO Corporation Payroll Based Employee Stock Ownership Plan.

      4.   The EDO Corporation Employees 401(K) Savings Plan.

      5.   The Barnes Engineering Employees 401(K) Savings Plan.

      6.   The EDO Automotive Natural Gas Employees 401(K) Savings Plan.

                              EDO SCHEDULE 4.14
      TO AMENDED AND RESTATED CREDIT AGREEMENT DATED MARCH 3, 1994

                      EXCEPTIONS TO PARAGRAPH 4.14
                         (ENVIRONMENTAL MATTERS)




         The proceeding of the United States Environmental Protection Agency relating to a site in Norwalk, Connecticut, formerly occupied by the Company's former Elinco Division, in which the Company has been named as a potentially responsible party, as more fully described in the Company's 10-K for the fiscal year ended December 31, 1992, copies of which have heretofore been delivered to the Agent and the Banks.

                              EDO SCHEDULE 8.1
      TO AMENDED AND RESTATED CREDIT AGREEMENT DATED MARCH 3, 1994

                      LIST OF EXISTING INDEBTEDNESS


1.    The Indebtedness of EDO (Canada) Limited under the EDO
      Canada Line.

2. The Indebtedness of the Company evidenced by the Deben-tures of which $29,317,000 face amount were outstanding as of December 31, 1993.

3.    The Indebtedness of the Company under the ESOP Guaranty.

                              EDO SCHEDULE 8.2
      TO AMENDED AND RESTATED CREDIT AGREEMENT DATED MARCH 3, 1994

                         LIST OF EXISTING LIENS


None.